Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

KNOLOGY BROADBAND OF CALIFORNIA, INC.

and

WAVEDIVISION HOLDINGS, LLC

March 24, 2005

i

5.23	Condition and Suitability of Assets	32
5.24	Disclaimer	32

ARTICLE VI Representations and Warranties of Buyer		32
6.1	Organization, Standing and Power	32
6.2	Authority	32
6.3	No Breach or Conflict	33
6.4	Third-Party Consents	33
6.5	Claims, Litigation and Disputes	33
6.6	Financing	33
6.7	Brokerage Fees	33
6.8	Qualification	33
6.9	Buyer’s Investigation	33

ARTICLE VII Covenants of Seller		34
7.1	Access	34
7.2	Conduct of Business Pending Closing	34
7.3	Further Assurances	36
7.4	Confidentiality	36
7.5	Risk of Loss	36
7.6	Third-Party Consents.	38
7.7	Interim Financial Statements	39
7.8	Payroll Taxes	39
7.9	Accounts Receivable	39
7.10	Lien and Judgment Searches	39
7.11	Estoppel Certificates	40
7.12	Title Policies	40
7.13	Customer Privacy Policies	40
7.14	Transition Services Agreement	40

ARTICLE VIII Covenants of Buyer		40
8.1	Third-Party Consents	40
8.2	Discharge of Assumed Liabilities	42
8.3	Confidentiality	42
8.4	Access	42
8.5	Bonds, Letters of Credit, Etc	42
8.6	Further Assurances	43
8.7	Intellectual Property	43
8.8	Vehicles	43
8.9	Payroll Taxes	43

ARTICLE IX Conditions to Seller’s Obligations		43
9.1	Buyer’s Representations and Warranties	43
9.2	Buyer’s Covenants	43
9.3	Consents	44
9.4	Buyer’s Deliveries	44
9.5	No Proceedings	44

ARTICLE X Conditions to Buyer’s Obligations		44
10.1	Seller’s Representations and Warranties	44
10.2	Seller’s Covenants	44
10.3	Consents	44
10.4	Seller’s Deliveries	45
10.5	No Proceedings	45
10.6	Statutes, Proceedings, Etc	45
10.7	FIRPTA Affidavit	45
10.8	New Franchise	45
10.9	Manhole Access Agreement	45
10.10	Lease Extension	45

ARTICLE XI Closing and Termination		45
11.1	Closing	45
11.2	Termination	46
11.3	Effect of Termination	47

ARTICLE XII Seller’s Deliveries at Closing		48
12.1	Bring-Down Certificate	48
12.2	Secretary’s Certificate	48
12.3	Ancillary Agreements	48
12.4	Seller Non-Compete Agreement	48

ARTICLE XIII Buyer’s Deliveries at Closing		48
13.1	Purchase Price	48
13.2	Bring-Down Certificate	48
13.3	Secretary’s Certificate	48
13.4	Buyer Ancillary Agreements	48
13.5	Seller Non-Compete Agreement	48

ARTICLE XIV Tax Matters		49
14.1	Filing of Returns	49
14.2	Access to Books and Records	49
14.3	Indemnification for Taxes	49
14.4	Transaction Taxes	50
14.5	Tax Prorations	51
14.6	Tax Refunds	51

ARTICLE XV Indemnification		51
15.1	Survival of Representations, Warranties and Covenants	51
15.2	Indemnification	52
15.3	Limitations on Liability	53
15.4	Defense of Claims	55
15.5	No Indemnifiable Claims Resulting From Governmental Entity Action	57
15.6	Infringement	57
15.7	Inapplicability to Taxes	57

ARTICLE XVI Miscellaneous		57
16.1	Expenses	57
16.2	Governing Law	58
16.3	Notices	58
16.4	Definition of Agreement	59
16.5	Headings, Gender	59
16.6	Counterparts; Third Party Beneficiaries	59
16.7	Modifications	59
16.8	Schedules	59
16.9	Assignment and Binding Effect	60
16.10	Public Announcements	60
16.11	Right to Specific Performance	60
16.12	Bulk Sales Laws	60

ARTICLE XVII Employee Matters		61
17.1	Buyer’s Offers	61
17.2	Employment Status	61

INDEX OF SCHEDULES*

Schedule 1.1	Seller’s Knowledge
Schedule 2.1(c)	Equipment
Schedule 2.1(d)(iii)	Bulk Agreements and Right of Entry Agreements
Schedule 2.1(d)(v)	Advertising Agreements
Schedule 2.1(d)(vi)	Programming Agreements
Schedule 2.1(d)(vii)	Easements, Rights of Way and Access
Schedule 2.1(d)(viii)	Other Contracts
Schedule 2.2(l)	Other Excluded Assets
Schedule 4.5	Agreed-Upon Allocation
Schedule 5.3	No Breach or Conflict
Schedule 5.4	Material Consents
Schedule 5.5	Pro Forma Working Capital Statement
Schedule 5.6	Tangible Assets
Schedule 5.8	Material Acquired Contracts
Schedule 5.9	Compliance with Laws
Schedule 5.10	Taxes, Fees and Utilities
Schedule 5.11(a)	Franchises and Permits
Schedule 5.11(b)	Exceptions to Franchises and Permits
Schedule 5.12(a)	Financial Statements
Schedule 5.13(a)	Seller Benefit Plans
Schedule 5.13(d)	List of Employees
Schedule 5.13(e)	Employee Related Matters
Schedule 5.17(c)	Leased Real Property
Schedule 5.18	Software
Schedule 5.19(a)	System
Schedule 5.19(b)	System Information

Schedule 5.19(e)	Commitments
Schedule 5.20	Ordinary Course of Business–Exceptions
Schedule 7.2	Conduct of Business Pending Closing
Schedule 9.3	Required Consents
Schedule 10.9	Manhole Access Terms
Schedule 10.10	Headend Lease Terms

*	Schedules have been omitted but will be provided to the Securities and Exchange Commission upon request.

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INDEX OF EXHIBITS*
Exhibit A	Assumption Agreement
Exhibit B	Bill of Sale and Assignment Agreement
Exhibit C	Assignment of Intellectual Property Agreement
Exhibit D	Assignment of Manhole Access Agreement
Exhibit E	Seller Non-Compete Agreement
Exhibit F	Escrow Agreement

*	Exhibits have been omitted but will be provided to the Securities and Exchange Commission upon request.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into this 24th day of March, 2005, by and between Knology Broadband of California, Inc., a Delaware corporation (“Seller”), and WaveDivision Holdings, LLC, a Delaware limited liability company (“Buyer”). Each of Buyer and Seller shall be referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, Seller owns and operates a cable television franchise and cable television system serving the City of Cerritos, California, together with certain related assets and rights;

WHEREAS, Seller desires to sell, convey, transfer and assign to Buyer, and Buyer desires to acquire from Seller, the Acquired Assets (as such term is defined herein) other than the Excluded Assets (as such term is defined herein), and, in connection therewith, Buyer has agreed to assume certain liabilities of Seller relating to the Business, all on the terms and conditions set forth herein; and

WHEREAS, in connection with the transactions contemplated by this Agreement and in order to induce Buyer to enter into this Agreement, Seller shall, and shall cause its Affiliates to, as applicable, enter into the Ancillary Agreements (as such term is defined herein) with Buyer.

NOW THEREFORE, the Parties hereto agree as follows:

ARTICLE I

Definitions and Interpretation

1.1 Definitions.

“Accounts Receivable” means all accounts receivable resulting from the operation of the Business, both billed and accrued, but excluding any accounts which have been fully written off.

“Accounts Receivable Settlement Amount” means (a) the face amount of all Accounts Receivable that are not past due as of the Closing Date, plus (b) 98% of the face amount of all Accounts Receivable that are between 1 and 30 days past due as of the Closing Date, plus (c) 98% of the face amount of all Accounts Receivable that are between 31 and 60 days past due as of the Closing Date, less the face value of all Accounts Receivable which have been billed but relate to services to be rendered following the Closing Time, in all cases, with the number of days past due being determined from the due date stated on the bill for which the applicable billing relates (and if no due date is stated then the first day of the period to which such billing relates); provided, however, that any such Accounts Receivable shall be excluded from such amount if such Accounts Receivable (i) relate to customers whose service is pending disconnection for reason of non-payment on the Closing Date or (ii) arose from billings that were not made in the ordinary course of business consistent with past practices. For the sake of clarity, the Accounts Receivable Settlement Amount will not include any amounts which are 61 days or more past due. “Accounts Receivable Settlement Amount” shall not include any accounts receivable with respect to advertising sales.

“Acquired Assets” is defined in Section 2.1.

“Acquired Contracts” is defined in Section 2.1(d).

“Acquired Intellectual Property” means (i) all of Seller’s right and interest in and to the Intellectual Property Agreement as assigned by Seller to Buyer and (ii) all Intellectual Property that Seller acquired (A) pursuant to the Intellectual Property Agreement (which Intellectual Property shall be deemed transferred to Buyer pursuant to the Bill of Sale) or (B) as part of or pursuant to the assignment of any license.

“Acquired Records” means, except to the extent included in Acquired Intellectual Property, all the files, books, records, whether in tangible or intangible form or embodied in any electronic or other format (including service, production, maintenance, customer and vendor records), and ledgers or other similar information (in any form or medium) used or held for use in the Business, including manuals, correspondence, price lists, Customer Proprietary Information, mailing lists, purchasing materials and records, papers, construction, as-built maps and engineering maps and data, schematics and blueprints, and other similar data, except for the materials, data or information retained by Seller pursuant to Section 2.2, provided that, “Acquired Records” shall be deemed to include any and all construction and engineering maps applicable to areas which are outside the geographical area actually served by the System, but are contiguous to the geographical area actually served by the System.

“Acquisition Date” means December 1, 2003.

“Affiliate” means, with respect to any specified Person, any Person who, directly or indirectly, controls, is controlled by or is under common control with such specified Person.

“Aging Report” means those certain reports regarding the aging of Accounts Receivable that are provided by Seller to Buyer pursuant to Section 7.7 of this Agreement.

“Agreed-Upon Allocation” is defined in Section 4.5.

“Agreement” is defined in the introductory paragraph and Section 16.4 of this Agreement.

“Ancillary Agreements” means the Assumption Agreement, the Bill of Sale and Assignment Agreement, the Assignment of Intellectual Property Agreement, the Assignment of Manhole Access Agreement and the Escrow Agreement. “Ancillary Agreements” shall also include the Transition Services Agreement, as and when it is executed by the Parties.

“Assignment of Intellectual Property Agreement” means the Assignment of Intellectual Property Agreement between Seller and Buyer, dated as of the Closing Date, in substantially the form of Exhibit C.

“Assignment of Manhole Access Agreement” means the Assignment of Manhole Access Agreement between Seller, Buyer and Verizon California Inc., dated on or before the Closing Date, in substantially the form of Exhibit D.

“Assumed Liabilities” is defined in Section 3.1.

“Assumption Agreement” means the Assumption Agreement of Buyer, dated as of the Closing Date, in substantially the form of Exhibit A.

“Assurances” is defined in Section 8.1(a).

“Basket Amount” is defined in Section 15.3(c).

“Bill of Sale and Assignment Agreement” means the Bill of Sale and Assignment Agreement of Seller, dated as of the Closing Date, in substantially the form of Exhibit B.

“Broadcast Basic Service” means broadcast basic services consisting of Channels 2 – 26, as described on Schedule 5.19(b).

“Bulk Agreements” are defined in Section 2.1(d)(iii).

“Business” means the business of owning and operating the System, including the provision of System-related services to the customers served by the System and all other System-related activities, as such business is conducted on the date hereof and as of the Closing Date.

“Buyer” is defined in the introductory paragraph of this Agreement.

“Buyer Ancillary Agreements” is defined in Section 6.2.

“Cable Act” means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. Sections 151 et seq., all other provisions of the Cable Communications Policy Act of 1984 and the provisions of the Cable Television Consumer Protection and Competition Act of 1992, and the provisions of the Telecommunications Act of 1996, amending Title VI of the Communications Act of 1934, in each case as amended and the rules and regulations, policies and published decisions of the FCC thereunder, as in effect from time to time.

“Closing,” “Closing Date” and “Closing Time” are defined in Section 11.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended, inter alia, by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, as such statutes may be amended from time to time.

“Consents” means all of the consents, notices, filings or approvals of Governmental Entities or other Third Parties necessary (i) for the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, (ii) to transfer the Acquired Assets to Buyer and otherwise to consummate the transactions contemplated hereby and by the Ancillary Agreements and (iii) for Buyer to assume the Permits and the Acquired Contracts.

“Contract” means any contract, agreement, lease, license, commitment or other legally binding agreement.

“Copyright Act” means the U.S. Copyright Act of 1976, Pub. L. No. 94-553, 90 Stat. 2541, October 19, 1976, as amended.

“Court Order” means any judgment, decree, injunction, order, writ or ruling of any Governmental Entity or arbitrator.

“Current Assets” is defined in Section 4.3(a).

“Current Liabilities” is defined in Section 4.3(b).

“Customer Proprietary Information” means, to the extent contained in the billing system that is used to bill customers of the Business or in other Business related books or records, that portion of the non-technical, non-public information included in the Non-Statutory Intellectual Property that is owned by Seller as of the Closing, is used in the Business as of the Closing Date and comprises personal information of a customer of the Business that was provided by such customer in connection with the Business and all information about such customer’s subscription and account, including, without limitation, such customer’s name, mailing address, email address, telephone number, category of subscription services, and billing and payment information.

“Delaware Courts” is defined in Section 16.2.

“Deposit” is defined in Section 4.2(a)

“Employee” means each active employee, full-time or part-time, of Seller who, as of the date of this Agreement, has performed (during the four-month period immediately preceding the date of this Agreement (or the period of the employee’s employment with Seller, if less)) a majority of such employee’s services in connection with or for the benefit of the System (other than employees based in West Point, Augusta and Alpharetta, Georgia). The term “active employee” shall include any employee who is on military leave, maternity/paternity leave, other approved leave of absence, short-term disability, long term disability, workers’ compensation, or layoff with recall or other return rights.

“Employee Benefit Plan” means any of the following arrangements (whether formal or informal, and whether written or unwritten) under which an employer has any liability to provide benefits or compensation to or on behalf of any employee, or the spouse or dependents of any employee:

(a) any employee benefit plan within the meaning of Section 3(3) of ERISA, and

(b) any other profit-sharing, deferred compensation, incentive compensation, bonus, commission, stock option, stock purchase, medical, dental or life insurance, severance pay, unemployment benefit, vacation pay, savings, dependent care, scholarship, accident, disability, weekly income, salary continuation or other compensation or fringe benefit plan, program or agreement.

“End Date” is defined in Section 11.2(e).

“Environmental Laws” means the Comprehensive Environmental Response, Compensation, and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Federal Water Pollution Control Act, the Clean Air Act, the Air Pollution Control Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Federal Insecticide, Fungicide and Rodenticide Act, as well as all other federal, state or local Laws, regulations or requirements, or such portions thereof, that are similar to the above-referenced Laws or that otherwise govern chemicals, products, materials or wastes that pose risks to the environment or the public welfare.

“Equipment” is defined in Section 2.1(c).

“Equivalent Billing Units” means with respect to the System, the sum of:

(a) the quotient obtained by dividing (x) the aggregate revenue (without duplication and excluding any revenue related to billings in excess of a single month’s charge and any other Excluded Revenue) derived by the System during the most recent billing period ended prior to the Measurement Date for providing Basic Cable Service or Expanded Basic Service to hotels, motels, apartment houses, residential multiple dwelling units, commercial establishments or other subscribers that are billed for such services on a bulk-billed basis or which for any reason pay less than the System’s regular monthly subscription rate for Expanded Basic Service, by (y) the System’s regular monthly subscription rate for Expanded Basic Service; and

(b) the quotient obtained by dividing (x) the aggregate revenue (without duplication and excluding any revenue related to billings in excess of a single month’s charge and any other Excluded Revenue) derived by the System during the most recent billing period ended prior to the Measurement Date from individual subscribers who subscribe only to Basic Cable Services, by (y) the System’s regular monthly subscription rate for Expanded Basic Service.

For purposes of the foregoing calculations, the term “Excluded Revenue” means: (i) franchise fees, FCC-user fees, PEG operating support or capital payments, sales taxes, other taxes or “pass through” charges collected by Seller or the System for or on behalf of any governmental entity, deposits, installation fees or other non-recurring charges, (ii) deposits, late fees or field collection fees, installations, set-top box converter or modem rentals or sales, or remote control unit rentals or sales, (iii) advertising revenue, (iv) revenue from any subscriber that has not been an active paying subscriber for at least one complete billing cycle, (v) revenue from any subscriber that has provided notice of termination or is pending disconnection for any reason, (vi) revenue from any subscriber that is more than 60 days past due from the original due date as stated on the billing to which such payment relates (and if no due date is stated then the first day of the period to which such payment relates), and (vii) revenue from any subscriber that has become a subscriber pursuant to non-customary marketing promotions conducted outside the ordinary course of Seller’s business or which were inconsistent with Seller’s usual and customary marketing efforts and past practices

“Equivalent Subscribers” means, as of the Measurement Date, the sum of:

(a) the number of subscribers of the System (exclusive of “second connects” or “additional outlets,” as such terms are commonly understood in the cable television industry, or any other account duplication) subscribing to Expanded Basic Service at the System’s regular monthly subscription rate for Expanded Basic Service, which subscribers (i) have been active paying subscribers for at least one billing cycle, (ii) have not provided notice of termination or are pending disconnection for any reason, (iii) are not more than 60 days past due from the original due date as stated on the billing to which such payment relates (and if no due date is stated then the first day of the period to which such payment relates), and (iv) have become subscribers only pursuant to customary marketing promotions conducted in the ordinary course of Seller’s business consistent with past practices; and

(b) the number of “Equivalent Billing Units.”

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that with the subject Person is:

(a) a member of a controlled group of corporations within the meaning of Section 414(b) of the Code;

(b) a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code;

(c) a member of an affiliated service group within the meaning of Section 414(m) of the Code; or

(d) a member of a group of organizations required to be aggregated under Section 414(o) of the Code.

“Escrow Agent” means SunTrust Bank, N.A., as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, dated the date hereof, in the form of Exhibit F, pursuant to which the Escrow Agent will hold the Deposit and the Post-Closing Escrow for the benefit of the Parties.

“Estimate Statement” is defined in Section 4.3(f).

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities” is defined in Section 3.2.

“Excluded Marks” means all Trademarks and related registrations and applications for registration owned by Seller or an Affiliate of Seller, or licensed to Seller or an Affiliate of Seller by any Person, and any derivations of the foregoing; it being understood and agreed that Excluded Marks are Excluded Assets.

“Expanded Basic Service” means video programming service that includes the Broadcast Basic Service and expanded basic levels of services that are offered separately from Broadcast Basic Service and for a charge in addition to that charged for Broadcast Basic Service, and that can be purchased only by subscribers that also receive Broadcast Basic Service, but not including any “a la carte” programming, new product tiers, or any programming offered on a per channel or per program basis.

“Expiration Date” is defined in Section 15.1(a).

“FCC” means the Federal Communications Commission.

“Final Adjustment Amount” is defined in Section 4.4(a).

“Final Escrow Amount” is defined in Section 4.2(b).

“Final Holdback Period” is defined in Section 4.2(c).

“Final Statement” is defined in Section 4.4(a).

“Financial Statements” is defined in Section 5.12(a).

“Franchise” means the municipal franchise that is listed on Schedule 5.11(a).

“Franchising Authority” means the City of Cerritos, California franchising authority, which issued the Franchise.

“GAAP” means United States generally accepted accounting principles, consistently applied over all applicable periods.

“Governmental Entity” means any court, administrative agency, regulatory agency or body or commission or other governmental authority or instrumentality, domestic or foreign, including the Franchising Authority.

“Headend Lease” is defined in Section 10.10.

“Homes Passed” means single family residences, individual dwellings in multi-unit dwellings, and commercial establishments that can be served through the System.

“Indemnifiable Losses” is defined in Section 15.3(a).

“Indemnification Payment” is defined in Section 15.3(a).

“Indemnifying Party” is defined in Section 15.3(a).

“Indemnitee” is defined in Section 15.3(a).

“Independent Accountants” is defined in Section 4.4(b).

“Initial Escrow Amount” is defined in Section 4.2(b).

“Initial Holdback Period” is defined in Section 4.2(c).

“Intellectual Property” means all Statutory Intellectual Property and Non-Statutory Intellectual Property.

“Intellectual Property Agreement” means the Intellectual Property Agreement between Verizon Media Ventures Inc. and Seller, dated as of December 1, 2003.

“Interim Financial Statements” is defined in Section 7.7.

“Inventory” means all inventory located on the Leased Real Property, all operating inventory owned by Seller and all other inventory of every kind and nature existing for the System and used or held for use in the Business.

“Launch Fees” means any advance or lump sum payments received by Seller or its Affiliates or the Business in connection with any programming agreement used in the operation of the System, so long as Buyer either (i) assumes such programming agreement or (ii) makes alternative arrangements to carry the programming service for the remainder of the term of such programming agreement.

“Law” means any federal, state, provincial, local or foreign law, statute, rule, regulation or ordinance of any Governmental Entity, excluding the Franchise (but not any such Law related to the Franchise). For the sake of clarity, “Law” includes the Communications Act, the Copyright Act, the rules and regulations of the FCC and the rules and regulations of the United States Copyright Office, and Environmental Laws.

“Leased Real Property” means the leasehold interests in all real property used or held for use in the Business and located in the City of Cerritos, California, all of which is listed on Schedule 5.17(c).

“Leases” means, collectively, the lease agreements pursuant to which leasehold estates and interests in the Leased Real Property have been granted.

“Lien” means any lien, charge, mortgage, option, security interest, restriction or other encumbrance affecting title, including any exception to or defect in title.

“Manhole Access Agreement” means the Manhole and Handhole Licensing Agreement between Verizon California Inc. and Seller, dated November 20, 2003.

“Material Acquired Contracts” is defined in Section 5.8.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise) or results of operations of the Business, the System or the Acquired Assets, taken as a whole, or the liabilities (contingent or actual) of the Business, but shall specifically exclude any such material adverse effect resulting directly from the announcement of this Agreement or the pendency of the transactions contemplated hereby.

“Material Consents” is defined in Section 5.4.

“Material Permit” means any Permit, the loss of which would or would reasonably be expected to have a Material Adverse Effect.

“Measurement Date” means the last day of the calendar month immediately preceding the Closing Date.

“New Franchise” is defined in Section 8.1(a).

“New Franchise Commitments” is defined in Section 8.1(a).

“Non-Disclosure Agreement” means the non-disclosure agreement between Seller and Buyer dated on or about January 2005.

“Non-Statutory Intellectual Property” means all unpatented inventions (whether or not patentable), trade secrets, know-how and proprietary information, including but not limited to (in whatever form or medium), discoveries, ideas, compositions, formulas, Software, Software documentation, database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, and pricing and cost information, correspondence and notes, and any rights or licenses in the foregoing which may be sublicensed to any Person who is not an Affiliate of Seller without the payment of compensation or other consideration to any Person.

“Normal Business Level” is defined in Section 7.5(b).

“Notice of Disagreement” is defined in Section 4.4(a).

“Parties” and “Party” are defined in the introductory paragraph of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Periodic Taxes” is defined in Section 14.5.

“Permit” means any permit, license, consent, approval or authorization (or any amendment thereto or modification thereof) from any Governmental Entity and any satellite, business radio and other FCC licenses, excluding only the Franchise.

“Permitted Liens” means:

(a) mechanics’, carriers’, workmen’s, repairmen’s and other like Liens imposed by law arising or incurred in the ordinary course of business consistent with past practices,

(b) Liens for Taxes that are not yet due and payable or that are being contested in good faith,

(c) such other immaterial imperfections in title, charges, easements, restrictions and encumbrances which do not detract from or impair the value of or interfere with the present use of the assets to which they relate,

(d) retention of title agreements with suppliers entered into in the ordinary course of business, or

(e) other Liens that are released concurrently with or prior to the Closing.

“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company, business association or other entity.

“Post-Closing Escrow” is defined in Section 4.2(b).

“Prepaid Expenses” means all prepaid expenses as of the Closing Date relating to the operation of the Business to the extent the benefit of such prepaid expenses can be realized by Buyer within 12 months after the Closing Date (which prepaid expenses shall be prorated between Seller and Buyer as of the Closing Date on the basis of the period covered by the respective prepayment); provided, however, that notwithstanding anything herein to the contrary, Prepaid Expenses shall not include (A) prepaid expenses which relate to supplies and Inventory, (B) prepaid insurance expenses, (C) prepaid wages, salaries, payroll taxes and expenses, benefits, perquisites and other compensation related expenses and (D) prepaid expenses which relate to the Excluded Assets.

“Pro Forma Working Capital Statement” means the statement dated December 31, 2004 and set forth on Schedule 5.5, which contains the calculation as of December 31, 2004 of the (i) the Current Assets contemplated by Section 4.3(a), including without limitation the Accounts Receivable Settlement Amount, minus (ii) the Current Liabilities contemplated by Section 4.3(b), in each case reasonably estimated by Seller, in good faith, to be the calculation as of such date that would be included in the Final Statement if the Closing had occurred on that date.

“Proration Periods” is defined in Section 14.5.

“Purchase Price” is defined in Section 4.1.

“Required Consents” is defined in Section 9.3.

“Right of Entry Agreements” means all agreements used or held for use in the Business with owners or owners’ representatives of multi-unit dwellings or private single family developments that authorize the provision of cable service to such multi-unit dwellings or developments.

“Seller” is defined in the introductory paragraph of this Agreement.

“Seller Ancillary Agreements” is defined in Section 5.2.

“Seller Benefit Plans” is defined in Section 5.13(a).

“Seller’s Knowledge” (or any similar phrase) means the actual knowledge (after reasonable inquiry in good faith) of the individuals listed on Schedule 1.1.

“Seller Non-Compete Agreement” is defined in Section 12.4.

“Software” means all software, in object, human-readable or source code form, as such software exists as of the Closing, including to the extent such exist: programs, applications, databases, data files, components or elements thereof; and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing and documentation therefor.

“Standards” is defined in Section 8.1(a).

“Statutory Intellectual Property” means all United States and foreign patents and patent applications of any kind, United States and foreign works of authorship, mask-works, copyrights, and copyright and mask work registrations and applications for registration, and any rights or licenses in the foregoing.

“System” means the franchised cable television system serving the City of Cerritos, California geographical area and operating pursuant to the Franchise.

“Tax Indemnitee” is defined in Section 14.3(c).

“Tax Indemnitor” is defined in Section 14.3(c).

“Tax Returns” means all federal, state, local and foreign tax returns, reports, forms, certificates and declarations of estimated tax reports, including attachments, schedules, workpapers and amendments.

“Tax Records” means all Tax Returns and workpapers related thereto and all books and records relating thereto.

“Tax” and “Taxes” means (i) all federal, state, provincial, local and foreign taxes, charges, fees, levies and other assessments, including any income, alternative or minimum, business and occupation, gross receipts, disability, unemployment compensation, social security, sales, use, ad valorem, value-added, transfer, franchise, profits, withholding, wage, payroll, employment, excise, stamp, real and personal property, environmental or other tax, together with all interest, penalties and additions with respect thereto, and (ii) any transferee liability in respect of any items described in clause (i) above.

“Third Party” or “Third Parties” means any Person other than Seller, Buyer or any of their respective Affiliates.

“Third Party Claim” is defined in Section 15.4(a).

“Third Party Intellectual Property” means any and all Intellectual Property owned by any Person, other than Seller, including (Affiliates of Seller), without regard as to whether Seller has any rights therein or the right to assign such rights to Buyer.

“Total Losses” is defined in Section 7.5(b).

“Trademarks” means trademarks, tradenames, applications for trademark registration, service marks, applications for service mark registration, logos, domain names, registrations and applications for registrations pertaining thereto, and all goodwill associated therewith.

“Transition Services Agreement” is defined in Section 7.14.

“Transaction Taxes” is defined in Section 14.4.

“Upgrade Commitment” means a commitment to be made by Buyer to the Franchising Authority to commence within a reasonable period of time following Closing the upgrade of the System to provide digital cable services and high speed internet services to customers of the System and to spend up to $5 million to complete such upgrade.

1.2 Interpretation. When a reference is made in this Agreement to a Section, recital, Schedule or Exhibit, such reference shall be to a Section, recital, Schedule or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” When used in this Agreement, the word “primarily” shall be deemed to be followed by the phrase “or exclusively.” All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. Unless otherwise indicated, all references to dollars refer to United States dollars. The Parties acknowledge that both Parties have participated in the drafting and preparation of this Agreement and the Ancillary Agreements and agree that any rule of construction to the effect that ambiguities are to be construed against the drafting party shall not be applied to the construction or interpretation of this Agreement or the Ancillary Agreements.

ARTICLE II

Purchase and Sale of Acquired Assets

2.1 Acquired Assets Subject to Agreement. Effective as of the Closing and upon the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, all right, title and interest in, to and under the Acquired Assets (as defined hereafter) as the same shall exist at the Closing Time. “Acquired Assets” shall mean, at the Closing Time, all properties, assets and rights, tangible and intangible, of every kind, nature and description, whether real, personal or mixed, that are owned, leased or used or held for use in the Business (in each case, other than the Excluded Assets), in which Seller or any Affiliate of Seller has any right, title or interest or acquires any right, title or interest on or before the Closing Date, including:

(a) Accounts Receivable. All Accounts Receivable.

(b) Inventory. All Inventory, but not including Inventory used, sold or destroyed in the ordinary course of business.

(c) Equipment. All of Seller’s equipment and other personal property that is used or held for use in the Business (the “Equipment”), including (without limiting the generality of the foregoing) (i) the Equipment described on Schedule 2.1(c), (ii) all microcode embedded in the Equipment that was conveyed to Seller at the time it purchased the Equipment, and (iii) all origination equipment, transmission and electronic equipment; set-top boxes and other customer premises devices; distribution equipment, including trunk and coaxial cable and drop lines; amplifiers; power supplies, conduit, vaults, pedestals, grounding and hardware; routers; customer devices, including converters, encoders and taps; installer and technician equipment, including vehicles; tools and test equipment; cable data terminals; lab and test equipment; supplies and office equipment, including furniture, personal computers, billing equipment and telephone desk sets; telephone numbers (including toll free numbers); microwave transmission and reception equipment; and subscriber terminal equipment.

(d) Acquired Contracts. All of the following:

(i) All Leases with Third Parties (and interests in all Leased Real Property thereunder);

(ii) All copier leases entered into by Seller pursuant to Section 7.2 of this Agreement;

(iii) All agreements with customers of the Business for video services, including the bulk agreements (the “Bulk Agreements”) and all Right of Entry Agreements for multi-unit dwellings and other bulk customers of the Business with the parties set forth on Schedule 2.1(d)(iii);

(iv) All unfilled service orders for services to customers or prospective customers of the Business to the extent consistent with Seller’s ordinary course of business;

(v) All agreements with advertisers set forth on Schedule 2.1(d)(v) (which Schedule contains a narrative description of any arrangement, if any, whereby Seller has agreed to barter or provide a discount with respect to goods or services in exchange for advertising);

(vi) All programming contracts, affiliation agreements, retransmission consent agreements and similar agreements between Seller and Third Parties set forth on Schedule 2.1(d)(vi);

(vii) All easements, rights of way and access with Third Parties used or held for use in the System, including those set forth on Schedule 2.1(d)(vii);

(viii) Except as otherwise described in this Section 2.1(d), all of the Contracts with Third Parties used or held for use in the Business identified on Schedule 2.1(d)(viii) and all of the Permits identified on Schedule 2.1(d)(viii); and

(ix) All letters of intent and agreements under negotiation with potential customers of the Business (including potential bulk customers), to the extent consistent with Seller’s ordinary course of business.

Collectively, the items in clauses (i) through (ix) being the “Acquired Contracts”.

(e) Acquired Records. All Acquired Records.

(f) Prepaid Assets. All Prepaid Expenses and all rights to deposits with Third Parties, to the extent contemplated by Section 4.3(a).

(g) Assumed Liabilities. All rights relating to the Assumed Liabilities.

(h) Acquired Intellectual Property. All Acquired Intellectual Property.

(i) Intangibles. All rights under warranties from vendors and other Third Parties, claims (excluding only those claims described in Section 2.2(b)), causes of action, going-concern value, and goodwill, if any, owned, used or held for use in the operation of the Business.

2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 hereof to the contrary, the term “Excluded Assets” shall consist of the following properties, assets and rights:

(a) Cash. Cash, cash equivalents owned by Seller (or its Affiliates), certificates of deposit, bank or savings and loan accounts, U.S. government securities, any other marketable securities of any kind or nature or notes receivable, whether on hand, in banks or in other accounts.

(b) Claims. Claims or other rights against Third Parties relating to the Business and arising out of transactions occurring prior to the Closing Time, except to the extent such claims or rights relate to (i) Third-Party warranties associated with the Acquired Assets, (ii) damage incurred by the Acquired Assets or (iii) the Assumed Liabilities.

(c) Intellectual Property and Trademarks. Except for the Acquired Intellectual Property, all Intellectual Property of Seller (excluding any Intellectual Property included in the Acquired Records) and Trademarks of Seller or its Affiliates (including any Excluded Marks) and any Third Party Intellectual Property, Software and any rights or licenses in the foregoing.

(d) Bonds and Insurance. Subject to Section 4.3(b), all of the bonds and insurance policies furnished by Seller pursuant to the Franchise or other Permit, authorization or agreement.

(e) Tax Refunds and Insurance Claims. Rights to any (i) Tax refunds or credits for Tax periods (or portions thereof) ending on or prior to the Closing Date, and (ii) insurance claims or rights to payment relating to such claims arising with respect to the Acquired Assets on or before the Closing Date, except as provided in Section 7.5 to the extent that such Acquired Assets were not adequately repaired or replaced prior to the Closing Date.

(f) Corporate Documents. The charter, bylaws, minute books, corporate seal, stock certificates, Tax Records, general ledger and other records relating to the existence or governance of Seller in any jurisdiction and all records relating to the Excluded Assets.

(g) Rights under Agreements. All rights of Seller and its Affiliates under this Agreement, the Ancillary Agreements, and the certificates and other documents delivered to Seller by Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and all rights of Seller, its Affiliates or any other Person under that certain Asset Purchase Agreement between Seller and Verizon Media Ventures Inc. dated July 15, 2003 and all documents and agreements executed or delivered in connection therewith, except with respect to any such agreements as may be specifically enumerated in this Agreement as Acquired Assets.

(h) Records of Sale. All records prepared in connection with the sale of the System, including bids received from Third Parties and analyses relating to the System.

(i) Excluded Liabilities. All rights related to the Excluded Liabilities.

(j) Programming Agreements. All of Seller’s programming contracts, affiliation agreements, retransmission consent agreements and similar agreements with Third Parties not listed on Schedule 2.1(d)(vi) (as such Schedule may be amended by the Parties in accordance with its terms).

(k) Brand Phaseout License Agreement. All of Seller’s right and interest in and to the Brand Phaseout License Agreement among Corporate Media Partners, Ameritech Media Ventures, Inc. BellSouth Interactive Media Services, LLC, Verizon Media Ventures, Inc., SNET Personal Vision, Inc. and Seller dated December 1, 2003.

(l) Other Excluded Assets. (i) All assets that are located outside of the City of Cerritos, California, which assets are generally described on Schedule 2.2(l), (ii) all other specifically identifiable tangible assets which are listed on Schedule 2.2(l), and (iii) all Seller Benefit Plans (and any other Employee Benefit Plans maintained or contributed to by Seller or any ERISA Affiliate in respect of or for the benefit of Seller’s or any such ERISA Affiliate’s employees) and any assets of any Seller Benefit Plan or any such other Employee Benefit Plan.

2.3 Third-Party Consents. Nothing in this Agreement shall be construed as an attempt by Seller to transfer the Franchise, to assign any Contract or to transfer any Permit to the extent that the Franchise or such Contract or Permit is not assignable without the necessary consent, authorization or approval of the other party or parties thereto (including any Governmental Entity). If the Closing is consummated notwithstanding the absence of one or more Consents, at such time as such Consent has been obtained, or any requisite filing or notice has been made or delivered, as applicable, such Contract or Permit shall be assigned or transferred to Buyer automatically without any other conveyance or other action by Buyer.

ARTICLE III

Assumption of Liabilities

3.1 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume, effective as of the Closing, and pay, perform and discharge when due, only the following liabilities, responsibilities and obligations relating to the Acquired Assets (other than the Excluded Liabilities) (the “Assumed Liabilities”):

(a) Acquired Contracts. All of Seller’s liabilities, responsibilities and obligations under the Acquired Contracts, except to the extent such liabilities (x) relate to any period prior to the Closing Time and are not Current Liabilities assumed pursuant to Section 3.1(b) or (y) are the result of any breach or default of Seller thereunder.

(b) Current and Accrued Liabilities. All Current Liabilities, to the extent and only up to the amount included in the calculation of Current Liabilities pursuant to Section 4.3 and Section 4.4 and, for the avoidance of doubt, excluding all liabilities, losses, expenses, damages, costs or other amounts arising out of or relating to litigation pending, existing or threatened as of the Closing Time, and any other contingent or unknown liability existing as of the Closing Time.

(c) Operating Liabilities. All liabilities, responsibilities, obligations, costs and expenses with respect to claims arising in any way with respect to or as a result of the operation of the System if and only to the extent that they relate to Buyer’s ownership of the Acquired Assets or arising out of its operation of the Business, in each case, after the Closing Time, including, without limitation, any and all franchise fees, copyright fees, Taxes or tort claims arising out of the operation of the Business or the ownership of the corresponding Acquired Assets, in each case, after the Closing Time (except for Taxes, which shall be assumed for periods commencing after the Closing Date in accordance with Section 14.5).

3.2 Excluded Liabilities. Except for the Assumed Liabilities identified in Section 3.1, Buyer shall not assume and shall have no responsibility, obligation or liability for, and Seller shall retain and shall pay, perform and discharge when due, all liabilities, responsibilities and obligations of Seller or any Affiliate of Seller or arising out of or relating to the System or the Business of whatever kind or nature, whether presently in existence or arising hereafter, known or unknown, contingent or otherwise (the “Excluded Liabilities”). For the avoidance of doubt, the fact that any of the foregoing Excluded Liabilities are set forth or described on a Schedule to this Agreement does not change their status as Excluded Liabilities.

ARTICLE IV

Consideration

4.1 Consideration. The total consideration to be paid by Buyer to Seller for the Acquired Assets shall be (i) the payment to Seller of cash or by wire transfer of immediately available funds in the amount of $10,000,000 (the “Purchase Price”), subject to the adjustments required by Section 4.3 hereof, and (ii) the assumption by Buyer of the Assumed Liabilities.

4.2 Deposit; Payment of Purchase Price; Post-Closing Escrow. Subject to the satisfaction or waiver of the conditions set forth in Article X, Buyer shall pay the Purchase Price as adjusted pursuant to Section 4.3, if applicable, to Seller as follows:

(a) $500,000 of the Purchase Price will be paid by Buyer on the date hereof (or on the next following business day, if the date hereof is not a business day) by wire transfer of immediately available funds to an escrow account designated by the Escrow Agent (the “Deposit”) to be held in escrow by the Escrow Agent for the benefit of Seller against payment of the Purchase Price and as security for the performance by Buyer of its obligations under this Agreement, as provided in this Agreement and the Escrow Agreement. The Escrow Agent will hold the Deposit and all interest, dividends and other amounts earned thereon in escrow and invest the Deposit and all interest, dividends and other amounts earned thereon in accordance with the Escrow Agreement. At Closing, the Deposit and interest accrued thereon shall be transferred by the Escrow Agent as provided in Section 4.2(c) below.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article X, upon the Closing the amounts calculated pursuant to Section 4.2(b)(i) and Section 4.2(b)(ii) below will be paid by Buyer to, and at the direction of, Seller by wire transfer of immediately available funds, as follows:

(i) The Purchase Price, as adjusted pursuant to Section 4.3, less $1,000,000.00 shall be delivered to an account designated by Seller (Seller shall provide wire transfer instructions to Buyer for such account no less than two (2) business days prior to the Closing Date); and

(ii) $500,000.00 shall be delivered to the Escrow Agent, on behalf and at the direction of Seller, to be held together with the funds transferred to an account designated by the Escrow Agent pursuant to Section 4.2(c) below.

(c) Upon the consummation of the Closing, the Escrow Agent shall distribute to Buyer all interest, dividends and other amounts earned on the Deposit prior to the Closing Date, and the Escrow Agent, on behalf of Buyer and in partial payment of the Purchase Price by Buyer to Seller, shall transfer, on behalf and at the direction of Seller, the Deposit to a segregated account designated by the Escrow Agent (such amount plus the amount to be delivered to the Escrow Agent pursuant to Section 4.2(b)(ii), together with all interest, dividends and other amounts earned that accrue thereon from the Closing Date through and until the date upon which such escrowed funds are distributed in accordance with the Escrow Agreement, the “Post-Closing Escrow”) to be held pursuant to the Escrow Agreement to secure for Buyer’s benefit the indemnification obligations of Seller pursuant to this Agreement. Subject to the Escrow Agreement, fifty percent (50%) of the Post-Closing Escrow (the “Initial Escrow Amount”) shall be held for a period of six months after the Closing Date, which period is subject to increase as provided for in the Escrow Agreement (the “Initial Holdback Period”). Upon the expiration of the Initial Holdback Period, Buyer and Seller shall deliver written notice to the Escrow Agent in accordance with the terms of the Escrow Agreement regarding the disbursement and retention of funds from the Initial Escrow Amount. Subject to the Escrow Agreement, the remaining fifty percent (50%) of the Post-Closing Escrow (the “Final Escrow Amount”) shall be held for a period of twelve months after the Closing Date, which period is subject to increase as provided for in the Escrow Agreement (the “Final Holdback Period”). Upon the expiration of the Final Holdback Period, Buyer and Seller shall deliver written notice to the Escrow Agent in accordance with the terms of the Escrow Agreement regarding the disbursement and retention of funds from the Final Escrow Amount. From time to time and upon a joint written notice from Buyer and Seller, the Escrow Agent shall disburse funds from the Post-Closing Escrow to pay Buyer for indemnification claims timely made to Seller and determined payable in accordance with Section 14.3 and Article XV hereof, such disbursements to be made in accordance with the terms of the Escrow Agreement.

4.3 Adjustments to Purchase Price. The Purchase Price will be adjusted as follows:

(a) The Purchase Price shall be increased by an amount (if any) equal to the sum, as of the Closing Time, of (i) the Accounts Receivable Settlement Amount, (ii) Buyer’s prorated portion of all Prepaid Expense payments made to Third Parties, and (iii) the amount of any monies that are on deposit with Third Parties as security for Seller’s performance of the Acquired Contracts (which such deposits, to the extent not replaced by undertakings of Buyer as contemplated by Section 8.5 and 8.6, will be deemed Acquired Assets), in each case to the extent such amounts will be treated as Acquired Assets (clause (i), (ii) and (iii) collectively, the “Current Assets”).

(b) The Purchase Price shall be decreased by an amount (if any) equal to the sum, as of the Closing Time, of the accrued and unpaid expenses, prepaid income from customers of the Business, accounts payable and accrued current liabilities that are incurred in the ordinary course, consistent with past practice (except, in all cases, for Tax items which are governed by Article XIV hereof) and to the extent such amounts will be treated as Assumed Liabilities (the “Current Liabilities”).

(c) If the number of Equivalent Subscribers is less than 6,357 at the Closing Time, then the Purchase Price (and the amount payable pursuant to Section 4.2(b)) shall be decreased by an amount equal to $1,547 multiplied by the difference between the number of Equivalent Subscribers at the Closing Time and 6,357.

(d) The Purchase Price shall also be decreased by the amount of any Launch Fees, which shall be prorated between Seller and Buyer as of the Closing Time on the basis of the period to which such fees relate assuming such fees are earned proportionately over the relevant term.

(e) All values and amounts used to adjust the Purchase Price pursuant to this Section 4.3 shall be determined in accordance with GAAP, to reflect the principle that, except as qualified in this Section 4.3, all revenues and refunds, and all costs, expenses and liabilities, attributable to the operation of the System for any period prior to the Closing Time are for the account of Seller, and all revenues and refunds, and all costs, expenses and liabilities (other than Excluded Liabilities) attributable to the operation of the System from and after the Closing Time are for the account of Buyer.

(f) Seller shall prepare and deliver to Buyer, at least ten business days prior to the Closing Date, a statement (the “Estimate Statement”) showing in reasonable detail the amount reasonably estimated by Seller, in good faith, to be the net amount, if any, of the adjustments provided for in this Section 4.3. The Purchase Price paid by Buyer shall be the estimated amount set forth in the Estimate Statement and shall be adjusted after the Closing, if necessary, pursuant to Section 4.4.

4.4 Final Adjustment Amount.

(a) Within 45 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Final Statement”), setting forth Buyer’s good faith determination of the actual adjustment to the Purchase Price (the “Final Adjustment Amount”). The Final Adjustment Amount in respect of the Purchase Price shall be calculated in a manner consistent with the Pro Forma Working Capital Statement as set forth on Schedule 5.5. Each of Seller and Buyer shall provide the other Party with access during normal business hours to any books, records, working papers or other information in its possession after the Closing Date reasonably necessary or useful in the preparation of the Final Statement and the calculation of the Final Adjustment Amount for the Purchase Price. The Final Statement shall become final and binding upon all Parties hereto on the 16th day following delivery thereof (without counting such day of delivery) to Seller unless Seller gives written notice of a good faith disagreement with the Final Statement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and relate solely to the review of the Final Statement and the calculation of the Final Adjustment Amount.

(b) If a Notice of Disagreement is delivered by Seller as required pursuant to Section 4.4(a), then the Final Statement shall become final and binding upon all parties hereto on the earlier of (x) the date Seller and Buyer resolve in writing any differences they may have with respect to all matters specified in the Notice of Disagreement and (y) the date all disputed matters are finally resolved in writing by KPMG, LLP, an independent public accounting firm (the “Independent Accountants”). During the 30-day period following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement and each shall provide the other with reasonable access to any books, records, working papers or other information reasonably necessary or useful in the preparation or calculation of (i) the Final Adjustment Amount, (ii) the Final Statement, or (iii) the Notice of Disagreement. At the end of such 30-day period if there has been no resolution of the matters specified in the Notice of Disagreement, Seller and Buyer shall make a written submission of any and all matters arising under this Section 4.4 that remain in dispute to the Independent Accountants for review and resolution. The Independent Accountants shall be KPMG, LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be reasonably agreed upon by Seller and Buyer. The Independent Accountants shall render a decision resolving the matters submitted to the Independent Accountants within thirty (30) days following submission thereto (or as soon thereafter as reasonably practicable). All fees and expenses of the Independent Accountants incurred pursuant to this Agreement shall be shared equally by Buyer and Seller.

(c) If as a result of any adjustments made pursuant to this Section 4.4, Buyer is finally determined to owe any amount to Seller, Buyer shall within three business days pay such amount to Seller, and if Seller is finally determined to owe any amount to Buyer, Seller shall within three business days pay such amount to Buyer. Any such payments shall be made by federal wire transfer of immediately available funds to an account designated in writing by the Party receiving payment and shall bear interest from the Closing Date at the rate of 6% per annum.

4.5 Allocation of the Purchase Price. Buyer and Seller agree, with respect to the assets and liabilities to be acquired, sold and transferred hereunder, to allocate the Purchase Price, Assumed Liabilities and other relevant items (including, for example, adjustments to the Purchase Price) to individual assets (including the Intellectual Property Agreement and the Seller’s Non-Compete Agreement) or classes of assets for all purposes (including financial accounting purposes and for all matters regarding Taxes and Tax Returns) in accordance with the allocation schedule attached hereto as Schedule 4.5 (the “Agreed-Upon Allocation”). Buyer and Seller (and their Affiliates) agree to use the Agreed-Upon Allocation in preparing and filing all required forms under Section 1060 of the Code and all other Tax Returns, and neither Buyer nor Seller (nor their Affiliates) will take any position before any Governmental Entity on any Tax Return or in any judicial proceeding that is in any way inconsistent with such Agreed-Upon Allocation unless otherwise required by Law. Each of Buyer and Seller (and their Affiliates) shall notify the other within 15 business days if it receives written notice that any Governmental Entity proposes any allocation that is different from the Agreed-Upon Allocation.

ARTICLE V

Representations and Warranties of Seller

Seller represents and warrants to Buyer as follows:

5.1 Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite power and authority to own, lease, use, operate and transfer its properties, including the Acquired Assets, and to conduct the Business as currently conducted. Seller is qualified or registered to do business and is in good standing in the State of California, and this is the only state in which the ownership of the System and the Acquired Assets or operation of the Business makes such qualification necessary.

5.2 Authority. Seller has all corporate power and authority necessary to execute this Agreement and the Ancillary Agreements to which it is or will be a party (the “Seller Ancillary Agreements”) and to consummate the transactions contemplated thereby and by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly authorized by all necessary corporate action, and the execution and performance of the Seller Ancillary Agreements by Seller will be authorized by all necessary corporate action prior to the Closing. This Agreement constitutes, and upon execution of each of the Seller Ancillary Agreements such agreements will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, such enforcement subject to bankruptcy, insolvency, reorganization, moratorium, or similar Laws of general application affecting creditors’ rights and the application of general principles of equity.

5.3 No Breach or Conflict. Except as set forth on Schedule 5.3 and subject to the receipt of the Material Consents, neither the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (a) cause Seller to breach any Law or Court Order that is applicable to the System or the Business and such breach would, individually or in the aggregate, result or would reasonably be expected to result in a Material Adverse Effect, (b) conflict with or result in a violation of Seller’s certificate of incorporation or bylaws, (c) conflict with or result in a breach, termination, cancellation, revocation or acceleration (with or without the giving of notice, the lapse of time, or the happening of any further event or condition) of any right, obligation or benefit of or under (i) any Material Acquired Contract, the Franchise or any Material Permit or (ii) any Seller Benefit Plan that could result in liability to Buyer, or (d) result in the creation of any Lien (other than a Permitted Lien), or give to others any interest, rights or claims, in or with respect to any of the Acquired Assets.

5.4 Material Consents. Schedule 5.4 contains a true, complete and correct list of (i) all Consents required in respect of Material Acquired Contracts, and (ii) all Consents required from Governmental Entities (collectively, the “Material Consents”).

5.5 Accounts Receivable. All of the accounts receivable related to the Business (including the Accounts Receivable set forth in the Pro Forma Working Capital Statement, which is attached to Schedule 5.5) (a) are reflected and properly recorded on the books and records of the Business, including the Financial Statements; (b) represent sales actually made in the ordinary course of business consistent with past practice for goods or services delivered or rendered in bona fide arm’s-length transactions; (c) constitute to Seller’s Knowledge only valid undisputed claims, (d) are not subject to any assertions of set-off, reduction, counterclaim, claim or, to Seller’s Knowledge, dispute; (e) have not been extended or rolled over in order to make them current; (f) are current (except as set forth in the Aging Report provided to Buyer prior to entering into this Agreement and any subsequent Aging Report delivered by Seller pursuant to Section 7.7); and (g) are or will be represented by one or more invoices, each of which has been generated in the ordinary course, and provides for payment to be made, in the name of Seller. The Accounts Receivable data set forth in the Aging Report provided to Buyer prior to entering into this Agreement and the Pro Forma Working Capital Statement is true, complete and correct in all material respects as of the date thereof and has been prepared consistent with past practice.

5.6 Tangible Assets. Except as set forth on Schedule 5.6, all of the tangible Acquired Assets with a replacement value in excess of $1,000 individually or $50,000 in the aggregate and that are used in the operation of the System are in good operating condition and repair, normal wear and tear excepted, other than, as of the Closing Date, obsolete assets no longer necessary for the operation of the System, set top boxes that have become inoperable in the ordinary course of business, or other assets that have been sold or disposed of in the ordinary course of business; provided, however, Seller shall have obtained, as of the Closing Date, suitable replacements for such sold or disposed of assets (it being understood that any sold or disposed obsolete assets may be replaced with like-kind obsolete assets) and shall maintain an inventory of operable set top boxes, each as reasonably necessary or advisable for the continued operation of the System as it is currently being operated. Except as set forth on Schedule 5.6, Seller has not received any written notice of a violation of any ordinance, regulation or building, zoning or other similar Law with respect to such assets. Seller has good and marketable title to (or, in the case of Acquired Assets that are leased, valid leasehold interests in) the tangible Acquired Assets free and clear of all Liens (including leases and licenses granted by Seller to a Third Party) other than Permitted Liens; provided that no representation shall be deemed given as of the Closing Date with respect to obsolete assets no longer usable in the operation of the Business (including set top boxes that become inoperable in the ordinary course of business) or other assets that have been used and not replaced in the ordinary course of business or assets sold or disposed of in the ordinary course of business. At Closing, the amount of Permitted Liens (other than Liens for Taxes that are not yet due and payable or that are being contested in good faith) shall not exceed $25,000 in the aggregate.

5.7 Claims, Litigation and Disputes. There is no existing or pending claim, litigation, challenge, action, charge, arbitration, legal proceeding, grievance or investigation, before any arbitrator, mediator or Governmental Entity or, to Seller’s Knowledge, are any of the foregoing threatened against Seller or the System, which, if adversely determined, would or would reasonably be expected to adversely affect (i) Seller’s (or any of its Affiliates’) ability to perform its obligations hereunder or under the Seller Ancillary Agreements, (ii) the rights granted under the Acquired Contracts, (iii) the financial condition or business operations of the System or (iv) the ownership, use, maintenance or operation of the Acquired Assets, including the System, or the conduct of the Business by Seller or Buyer.

5.8 Acquired Contracts. Except as set forth on any applicable Schedule, Seller has provided to Buyer true, complete and correct copies of all Acquired Contracts (and any and all amendments or modifications thereof and related correspondence) for which written copies exist or Seller has provided a description of such Acquired Contract on the Schedules to the Agreement. Schedule 5.8 sets forth a true, complete and correct list of all Material Acquired Contracts. Each Material Acquired Contract is valid, binding upon Seller and in full force and effect, and neither Seller nor, to Seller’s Knowledge, any other party to any Material Acquired Contract is in material breach thereof or default thereunder and there does not exist any event, occurrence, condition, or act that, with or without the giving of notice, the lapse of time, or the happening of any further event or condition, would become a material breach or default by Seller under any Material Acquired Contract. As of the date hereof neither Seller nor any Affiliate of Seller has received any written notice of the intention of any party to terminate any Material Acquired Contract and, to Seller’s Knowledge, except with respect to the passage of time there is no reasonable basis for any such action to be taken by a Third Party for cause. The term

“Material Acquired Contracts” means the (a) the Bulk Agreements and Right of Entry Agreements, (b) Seller’s programming agreements which constitute Acquired Contracts pursuant to Section 2.1(d)(vi), (c) any other Acquired Contract that provides for the payment of aggregate annual payments or other consideration (including any penalties explicitly set forth in such Acquired Contract) over the current term of such Acquired Contract to or from Seller in excess of $12,000, (d) any other Acquired Contract, the term of which extends more than 12 months after the Closing Date, and (e) any Acquired Contract, the loss of which would or would reasonably be expected to have a Material Adverse Effect.

5.9 Compliance with the Law.

(a) Except as disclosed on Schedule 5.9, neither the conduct of the Business as it is currently conducted nor the operation of the System as it is currently operated violates or infringes any Laws, any Court Orders or the Franchise currently in effect, except as would not have or would not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 5.9, Seller has not received any written notice of any violation or default by Seller, the System or the Business of any Law, any Court Order or the Franchise applicable to the operation of the Business as it is currently conducted or the System as it is currently operated. Except as disclosed on Schedule 5.9, no Person or Governmental Entity has alleged any violation, and no event or circumstance has occurred since the Acquisition Date that with notice, lapse of time or both would constitute a violation or event of default thereunder. Schedule 5.9 sets forth the true, complete and correct 2004 Basic Signal Leakage Performance Report (FCC Form 320), which contains Seller’s cumulative leakage index audit for the System as required under FCC Rule 76.611. The System is in compliance with all the signal leakage criteria prescribed by the FCC for each relevant reporting period.

(b) Seller has delivered to Buyer true, complete and correct copies of (i) all FCC rate forms filed by Seller with respect to the System, (ii) all other FCC forms filed by Seller with respect to the System and (iii) all correspondence by Seller with any Governmental Entity relating to rate regulation generally or specific rates charged to subscribers with respect to the System, including copies of any complaints filed with the FCC with respect to any rates charged to subscribers of the System, and any other documentation supporting an exemption from the rate regulation provisions of the Cable Act claimed by Seller with respect to any of the System. Schedule 5.9 sets forth a list of (a) all pending complaints with respect to any rates which have been filed by Seller with the FCC for the System and (b) any Franchising Authority that has filed FCC Form 328 for certification to regulate any of the rates of the System. Seller has received no notice from any Governmental Entity with respect to an intention to enforce customer service standards pursuant to the Cable Act, and Seller has not agreed with any Governmental Entity to establish customer service standards that exceed the FCC standards promulgated pursuant to the Cable Act. Except as set forth on Schedule 5.9, the System has been conducted and at Closing will be conducted in accordance with the Cable Act and the rules and regulations of the FCC promulgated thereunder. Seller has timely submitted to the FCC all required filings, including cable television registration statements, annual reports, employment reports and aeronautical frequency usage notices.

(c) Seller has delivered to Buyer true, complete and correct copies of all current reports and filings for the reporting periods beginning with that reporting period which included the Acquisition Date, that have been made or filed by Seller pursuant to the Copyright Act and the rules and regulations of the U.S. Copyright Office with respect to the System, and, regarding those reports and filings to be made or filed by Seller with the U.S. Copyright Office with respect to the System between the date of this Agreement and the Closing, Seller will deliver the same to Buyer promptly after filing. Since the Acquisition Date, Seller has timely filed all semi-annual statements of account and paid all compulsory licensing fees required by the Copyright Act and the rules and regulations of the United States Copyright Office, with respect to the System.

5.10 Taxes, Fees and Utilities. Except as disclosed on Schedule 5.10, and with regard to the System and the Acquired Assets:

(a) (i) all Tax Returns required to be filed by Seller prior to the Closing Date have or will have been timely filed, all such Tax Returns were or will be true, complete and correct in all respects when filed, and all Taxes due and payable have been or will be paid by Seller when required by applicable Law, except, in any case, as would not have or would not reasonably be expected to have a Material Adverse Effect, (ii) there are no Tax Liens upon any of the Acquired Assets except for Permitted Liens, (iii) Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code, (iv) none of the Acquired Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code, (v) none of the Acquired Assets is subject to a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, and (vi) no claim has ever been made by a taxing authority in a jurisdiction where Seller does not currently file Tax Returns that Seller is or may be subject to taxation by such jurisdiction in respect of the income, assets or operation of the Business. No portion of any Tax Return that relates to the Acquired Assets or the operation of the Business has been the subject of any audit, action, suit, proceeding, claim or examination by any governmental authority, and no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or, to the Seller’s Knowledge, threatened. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return, and Seller has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment, or deficiency. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor, or other Third Party.

(b) Seller has paid in full any and all franchise fees and material license fees, business permit costs, unemployment and worker’s compensation insurance contributions and utility bills required to be paid.

5.11 Franchises and Permits.

(a) Schedule 5.11(a) contains a description of the Franchise and a true, complete and correct list of all Material Permits required to operate the Business as it is operated on the date hereof and as would reasonably be expected to be required as of the Closing Time. Seller has delivered to Buyer a true, complete and correct copy of the

Franchise and each Material Permit. Except as set forth on Schedule 5.11(a) or contained in the Franchise, neither the Franchise nor any Material Permit is subject to any conditions or restrictions other than such as may exist by virtue of acts of the United States Congress, the rules and regulations of federal regulatory agencies or laws and rules adopted by the various local governing authorities of the jurisdiction in which the System is located. Other than orders, actions, proceedings or investigations generally applicable to the cable television industry in the United States or in the State of California, there are no proceedings pending which would materially and adversely affect the validity of the Franchise, any Material Permit or the terms and provisions thereof. Except as disclosed on Schedule 5.11(a) and Schedule 5.11(b), (i) the System and the other Acquired Assets are being operated and the Business is being conducted, in compliance with the Franchise and all Material Permits in all material respects, (ii) neither Seller nor any of its Affiliates has received any written notice from the Franchising Authority threatening any enforcement action with respect to the Franchise, stating that the System is in noncompliance with the terms of the Franchise or stating that the Franchise will not be renewed, (iii) neither Seller nor any of its Affiliates has received any written notice threatening any enforcement action with respect to any Material Permit, stating that the System is in noncompliance with the terms of such Material Permit or stating that such Material Permit will not be renewed, (iv) the Franchising Authority currently has no right to purchase the System or any portion thereof, (v) the Franchise is not, to Seller’s Knowledge, under consideration to be revoked or adversely modified in any material respect and (vi) there are no undisclosed material obligations with respect to the Franchise or any Material Permit, other than those set forth in the Franchise or such Material Permit.

(b) Except as set forth on Schedule 5.11(b), (i) Seller holds the Franchise and all Material Permits necessary to operate the System in the manner in which it is operated on the date hereof and (ii) the Franchise and the Material Permits are valid, binding and enforceable in accordance with their respective terms or, solely with respect to the Manhole Access Agreement, by operation of Law.

5.12 Financial Statements.

(a) Schedule 5.12(a) sets forth true, complete and correct copies of the unaudited balance sheets and statements of operations of the System as of and for the year ended December 31, 2004 (the “Financial Statements”). The Financial Statements (i) were prepared from the consolidated books and records of account of Seller, which books and records of account have been prepared in accordance with GAAP and are kept in the normal course of business, and (ii) were prepared in good faith using reasonable assumptions but excluding all allocations for accounting, legal, marketing overhead and other corporate overhead. Except as disclosed on Schedule 5.12(a), the Financial Statements fairly and accurately reflect in all material respects the financial position, results of operations, income and cash flows of the System as of such dates and for the periods then ended.

(b) Except as disclosed in the Financial Statements or except for liabilities and obligations incurred in the ordinary course of business since December 31, 2004, the

System and the Business do not have any material undisclosed liability or obligation, whether accrued, absolute, fixed or contingent, which would become Assumed Liabilities pursuant to Section 3.1.

5.13 Employees and Related Matters.

(a) Schedule 5.13(a) sets forth a true, complete and correct list of all Employee Benefit Plans maintained or contributed to by Seller or any ERISA Affiliate in respect of or for the benefit of Employees (the “Seller Benefit Plans”). Seller has made available to Buyer true, complete and correct copies of the current Seller Benefit Plan documents, summary plan descriptions and all related documents.

(i) Each Seller Benefit Plan has been maintained and operated in all material respects in compliance with applicable Law, including the Code and ERISA, and in accordance with the terms of such plan. Each Seller Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or an application for such a letter is pending or will be filed within the applicable remedial amendment period).

(ii) No Seller Benefit Plan is (A) a multiemployer plan, as defined in Section 3(37) of ERISA or (B) a multiple employer plan subject to Sections 4063 or 4064 of ERISA.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Seller Benefit Plans or by Law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will be paid by the required due date. No accumulated funding deficiencies (whether or not waived) exist in any Seller Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA. Neither Seller nor any ERISA Affiliate thereof has provided, or is required to provide, security to any Seller Benefit Plan under Section 401(a)(29) of the Code.

(iv) No event has occurred nor shall any event occur as a result of the transactions contemplated by this Agreement which will result in the imposition upon Buyer or any Affiliates of Buyer of any liability directly or indirectly attributable to or relating to the Seller Benefit Plans or any other Employee Benefit Plan maintained or sponsored by, or contributed to by, Seller or any ERISA Affiliate thereof.

(v) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Seller or any ERISA Affiliate thereof with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Seller or an ERISA Affiliate thereof for the Business. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Regulation Section 4043.66, has been required to be filed for any Seller Benefit Plan within the four-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. Neither Seller nor any ERISA Affiliate thereof, when operating the Business, has engaged in a transaction described in Section 4069 of ERISA.

(vi) Neither Seller nor any ERISA Affiliate has any direct or indirect liability with respect to any misclassification of any individual as an independent contractor rather than as an employee of Seller or such ERISA Affiliate, or with respect to any employee of Seller or such ERISA Affiliate leased from another employer, in each case in respect of the System.

(vii) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated herein will (i) result in any payment becoming due or increase the compensation due to any Employee; (ii) increase any benefits due to any Employee; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

(b) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Seller Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Seller Benefit Plans with respect to the operation of such plans (other than routine benefit claims), nor to Seller’s Knowledge are there any facts which could form the basis for any such claim or lawsuit.

(c) There are no collective bargaining agreements currently in effect with respect to Seller, the System or the Business. None of the Employees is represented by a labor union or labor organization. Neither Seller nor any Affiliate thereof is subject or is a party to any collective bargaining agreement covering any Employee. There are no labor strikes, picketing, handbilling, disputes, grievances, arbitrations, slowdowns, work stoppages or lockouts currently pending or, to Seller’s Knowledge, threatened by or with respect to any Employees. Since the Acquisition Date, there have not been any labor union organizational campaigns by or directed at any Employees. There is no unfair practice complaint pending with respect to any Employees or, to Seller’s Knowledge, threatened before the National Labor Relations Board or any other Governmental Entity. There is no grievance arising under any collective bargaining agreement pending against or involving Seller or its Affiliates with respect to any Employees. To Seller’s Knowledge no representation petition with respect to any Employee has been filed with the National Labor Relations Board. Seller has not experienced any primary work stoppage.

(d) Schedule 5.13(d) contains a true, complete and correct list of (i) all of Employees and their salary or wage rate and bonus and other monetary compensation as of March 15, 2005 (including an indication as to whether any such Employee is on leave) and (ii) all independent contractors (other than independent contractors who have only worked in West Point, Georgia) who performed services for the Business for the three months ended March 15, 2005.

(e) Except as set forth on Schedule 5.13(e), (i) there is no employment or employment related agreement with any Employee and none is being negotiated, (ii) there is no existing, or to Seller’s Knowledge, threatened litigation involving any Employee, (iii) there is no existing, or to Seller’s Knowledge, threatened charge involving any Employee filed with any Governmental Entity, (iv) there is no existing, or to Seller’s Knowledge, threatened internal charge, claim, action, suit, complaint, arbitration, inquiry, proceeding or investigation involving any Employee and (v) neither Seller nor any Affiliate thereof is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to any Employee or any employment practice.

5.14 Environmental Matters. Seller’s operation of the Business, including on the Leased Real Property, has been and is currently being conducted in full compliance with (i) all Environmental Laws and (ii) all environmental, health and safety Permits required under all applicable Environmental Laws to conduct the Business as it is being conducted, except for any noncompliance that has not had, would not have, or would not reasonably be expected to have, a Material Adverse Effect. All such Permits are in full force and effect. Since the Acquisition Date: (i) no notice, notification, demand, request for information, citation, summons or order has been issued with respect to the Business or its assets or operations; (ii) no written complaint has been filed; (iii) no material penalty has been assessed; and (iv) to Seller’s Knowledge, no investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure to have any environmental, health or safety Permit required under any applicable Environmental Law, in each case, in connection with the operation of the Business.

5.15 Brokerage Fees. Except for DH Capital, LLC, whose fee will be paid by Seller pursuant to a separate agreement, no Person or other entity acting on behalf of Seller is entitled to any brokerage or finder’s fee or commission in connection with the transactions contemplated by this Agreement.

5.16 Exclusive Dealing. Neither Seller nor any of its Affiliates is a party to any currently effective agreement involving, directly or indirectly, the sale or transfer of any securities issued by Seller, the Acquired Assets (other than Inventory in the ordinary course), or the System to any Person other than Buyer.

5.17 Title to and Condition of Real Property.

(a) Seller does not own any fee title in any real property used or held for use in the Business.

(b) As to all of the Leased Real Property, Seller holds a valid leasehold interest in such property, not subject or subordinate to any Lien (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses, in each case that materially interfere with Seller’s use of the Leased Real Property), except for Permitted Liens.

(c) Schedule 5.17(c) sets forth a true, complete and correct list of all the Leased Real Property and the parties to each of the Leases. To Seller’s Knowledge, all of the Leased Real Property is zoned so as to permit the current use of such property, and Seller has received no notice of the violation of any zoning or land use requirement. To Seller’s Knowledge, all buildings, improvements (and the structural elements and mechanical systems thereof), fixtures, machinery, equipment and systems that are a part of, or located on, any portion of the Leased Real Property that Seller occupies or uses are in good condition and repair and in good working order, ordinary wear and tear excepted, and except, in each case, where a failure to be in such condition would not reasonably be expected to be material to the operation of the System, assuming Buyer continues to conduct the business and operation of the System as currently conducted. Seller has a valid and legally created right of ingress and egress pursuant to a written agreement or instrument with respect to each parcel of Leased Real Property.

(d) Seller has delivered to Buyer true, complete and correct copies of all Leases (including any and all amendments or modifications).

(e) Seller is in compliance in all respects with the easements on the Leased Real Property, and to Seller’s Knowledge, no event or circumstance has occurred that with notice, lapse of time, or both would constitute an event of default thereunder by Seller, in each case except for any noncompliance or default, individually or in the aggregate, that has not had and would not, or would not reasonably be expected to, have a Material Adverse Effect.

5.18 Intellectual Property and Trademarks.

(a) Seller has not received any written notice that it has infringed any rights with respect to the Intellectual Property or Trademarks of any Third Party as a result of Seller’s conduct of the Business, and there is no reasonable basis for any claim of infringement, except for a claim that would not have or would not reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, Schedule 5.18 sets forth a list of the Software (other than microcode embedded in Equipment) used in the Business as it is conducted on the date hereof.

(b) Seller owns or otherwise possesses all rights necessary to transfer all its rights in and to the Acquired Intellectual Property. The Acquired Intellectual Property, the Third Party Intellectual Property and the Excluded Marks are all of the Intellectual Property used by Seller to conduct the Business.

(c) To Seller’s Knowledge, no Person is misappropriating, violating or infringing upon, or has violated or infringed upon, any of the Acquired Intellectual Property not owned by a Third Party.

(d) Seller has one or more privacy policies governing the collection and use of information by Seller and its Affiliates, including Customer Proprietary Information. To Seller’s Knowledge, Seller has not collected or used any such information, including any Customer Proprietary Information, in any manner in violation of any such privacy policies.

5.19 System.

(a) Schedule 5.19(a) sets forth a true, correct and complete statement, to Seller’s Knowledge, as of the date set forth in said Schedule, of the following information with respect to the System:

(i) the approximate number of route miles included in the Acquired Assets and served by the System’s headend;

(ii) the approximate number of Homes Passed;

(iii) the applicable MHz capacity and the channel capacity of the System;

(iv) the number of Equivalent Subscribers served by the System by subscriber type; and

(v) the architecture for the System.

(b) Schedule 5.19(b) sets forth a complete and accurate description of the following information relating to the System, as of the date of this Agreement:

(i) (A) a description of the Broadcast Basic Service, Expanded Basic Service, pay TV and a la carte services available from the System, (B) a rate code table showing all rate codes including retail rates and discounts as of February 28, 2005, (C) retail rate cards for February 28, 2005, and (D) subscriber counts by tier of service for February 28, 2005; and

(ii) the stations and signals carried by the System, the channel position of each such signal and station and all FCC aeronautical frequencies utilized by the System.

The System is capable of providing all channels, stations and signals reflected as being carried on the System on

Schedule 5.19(b).

(c) Franchise and Conduit Fees. Except for regularly scheduled franchise fees that have accrued under the Franchise, which fees have been computed in accordance therewith and timely paid in full, there are no franchise fees payable with respect to the Franchise. Except as provided in the Manhole Access Agreement, there are no fees payable with respect to any conduit agreement. Neither Seller nor any Affiliate of Seller has been notified in writing by any Governmental Entity or other Person regarding any material adjustment to the amount of franchise fees to be paid by Seller to such Governmental Entity or third party.

(d) Request for Signal Carriage. Neither Seller nor any Affiliate of Seller has received any FCC order since the Acquisition Date requiring the System to carry a television broadcast signal or to terminate carriage of a television broadcast signal and, to Seller’s Knowledge, no television broadcast station has complained to Seller or filed a written complaint with the FCC since the Acquisition Date claiming that Seller carried or refused to carry a television broadcast signal in violation of the requirements of the FCC’s mandatory broadcast signal carriage rules.

(e) Commitments. Except as described on Schedule 5.19(e), (i) there are no unfulfilled binding material commitments for capital improvements obligated to be made in connection with the System, (ii) no commitment to the Franchising Authority or any other Governmental Entity has been made to maintain a local office in any location and (iii) no commitment has been made to the Franchising Authority or any other Governmental Entity to pay franchise fees or other amounts to any such authority after the date hereof in excess of the amounts set forth in the Franchise.

(f) Conduit. The Manhole Access Agreement, which provides for the means of access to the System’s conduit, is the only conduit access agreement used in the Business or needed to conduct the Business as conducted on the date hereof. All of the conduit in which any underground coaxial cable used to serve customers of the System on the date hereof and on the Closing Date is located is owned by Seller and included in the Acquired Assets. To Seller’s Knowledge, all underground coaxial cable used in the operation of the System to serve customers on the date hereof and on the Closing Date is located within such conduit (except for “drops” that are direct-buried and except for other non-material portions of such coaxial cable). Neither Seller nor, to Seller’s Knowledge, any other Person, has granted a Third Party any right to use such conduit.

5.20 Conduct of Business in Ordinary Course of Business. Except as disclosed on Schedule 5.20, since December 31, 2004, Seller has conducted the Business in the ordinary course of business consistent with Seller’s past practice, and has not (i) made any material increase in compensation payable or to become payable, or benefits provided or to become provided, to any of the Employees, or any material change in personnel policies, insurance benefits or other compensation arrangements affecting the Employees, in each case other than in the ordinary course of business, (ii) made any sale, assignment, lease or other transfer of, or incurred any indebtedness or Lien including leases and licenses granted by Seller to a Third Party (other than a Permitted Lien) with respect to, any of the Acquired Assets (other than Inventory used, sold or destroyed in the ordinary course of business), other than obsolete assets no longer usable in the operation of the Business or other assets sold or disposed of in the ordinary course of business with suitable replacements being obtained therefor as reasonably necessary or advisable for the continued operation of the Business, or (iii) made any offers to existing or prospective customers inconsistent with the disclosure set forth on Schedule 5.19(b).

5.21 Letters of Credit, Bonds, Etc.. There are no letters of credit or franchise, construction, fidelity, performance, surety or other bonds, or guarantees in lieu of bonds, posted or required to be posted by Seller or its Affiliates in connection with the operation of the Business.

5.22 No Material Adverse Effect. Since December 31, 2004, there has not been any event or circumstance, individually or in the aggregate, which has had, or would or would reasonably be expected to have, a Material Adverse Effect.

5.23 Condition and Suitability of Assets. Except for the Franchise, the Excluded Assets and the Employees, the Acquired Assets constitute all of the properties, rights, interests and assets necessary to permit Buyer to conduct the Business and operate the System in the same manner as the Business is being conducted and the System is being operated on the date hereof and at the Closing Date.

5.24 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, OR IN INSTRUMENTS OR CERTIFICATES DELIVERED BY SELLER AT THE CLOSING, NEITHER SELLER NOR ANY OF ITS AFFILIATES MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUSINESS, THE ACQUIRED ASSETS OR OTHERWISE WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO BUYER, WHETHER ON BEHALF OF SELLER OR ITS AFFILIATES, INCLUDING AS TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, (B) THE OPERATION OF THE BUSINESS BY BUYER AFTER THE CLOSING IN ANY MANNER, OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP, USE OR OPERATION OF THE ACQUIRED ASSETS BY BUYER AFTER THE CLOSING. Neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including the Offering Memorandum dated January, 2005 prepared by DH Capital, LLC relating to the Business and any information, document or material made available to Buyer in “data rooms,” management presentations, functional “break out” discussions, site visits, responses to questions submitted by or on behalf of Buyer, whether orally or in writing, or in any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE VI

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

6.1 Organization, Standing and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, has the requisite power and authority to conduct its business as currently conducted and as contemplated by this Agreement, and to own, lease, operate or hold the Acquired Assets. Buyer is duly qualified or registered and in good standing in the States of Washington and California, which states are the only states in which the character of the properties owned or leased by Buyer makes such qualification necessary.

6.2 Authority. Buyer has all requisite power and authority necessary to execute this Agreement and the Ancillary Agreements to which it is or will be a party (the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated thereby and by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action of Buyer, and the execution and performance of the Buyer Ancillary Agreements will be authorized by all necessary limited liability company action of Buyer prior to Closing. This

Agreement constitutes, and upon execution each of the Buyer Ancillary Agreements such agreements will constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, such enforcement subject to bankruptcy, insolvency, reorganization, moratorium, or similar Laws of general application affecting creditors’ rights and the application of general principles of equity.

6.3 No Breach or Conflict. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and consummation of the transactions contemplated thereby and by this Agreement will not (a) cause Buyer to breach any Law or Court Order, (b) conflict with or result in a violation of the certificate of formation or limited liability company agreement (or similar organizational and governing documents) of Buyer, or (c) conflict with or result in a material breach of any of the terms, conditions or provisions of any material Contract or material Permit to which Buyer is a party or by which it may be bound, or constitute a default thereunder.

6.4 Third-Party Consents. Subject to obtaining any such consent, each Person whose consent to the execution, delivery or performance of this Agreement and the Ancillary Agreements by Buyer is legally or contractually required has been or will be obtained prior to Closing.

6.5 Claims, Litigation and Disputes. Except for actions, proceedings or investigations affecting the cable television industry in general, there is no claim or litigation or investigative proceeding pending or, to the knowledge of Buyer, threatened against Buyer which would materially affect Buyer’s ability to perform its obligations hereunder and under the Ancillary Agreements.

6.6 Financing. Buyer has adequate financing from cash on hand or sufficient borrowing capacity to enable it to fulfill its obligations under this Agreement and the Ancillary Agreements. Buyer will have sufficient financial resources to operate the System after the Closing Time.

6.7 Brokerage Fees. No Person or other entity acting on behalf of Buyer is entitled to any brokerage or finder’s fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

6.8 Qualification. Buyer believes that it will qualify as an owner or transferee, as applicable, of the Franchise and the Permits listed on Schedule 5.11(a) that are to be assigned to Buyer pursuant to this Agreement; provided, however, that nothing in this Section 6.8 shall be construed as a representation or warranty that the ownership or transfer, as applicable, of the Franchise or any such Permit will actually be approved by the Franchising Authority or any other Governmental Entity.

6.9 Buyer’s Investigation. Buyer represents that it is a sophisticated entity that was advised by knowledgeable counsel and financial advisors and hereby acknowledges that it has conducted an investigation of the physical plant of the System which investigation included evaluation of the condition and performance of such physical plant. Buyer acknowledges that Seller makes no warranty, express or implied, as to the condition of the Acquired Assets except as expressly set forth in (i) this Agreement, (ii) the Ancillary Agreements or (iii) the instruments or certificates delivered by Seller at the Closing. Buyer has not relied upon, and Seller shall not be liable for or bound in any manner by, any express or implied verbal or written information, warranties, guarantees, promises, statements, inducements, representations or opinions pertaining to the System or the Acquired Assets, except as may be contained in this Agreement, the Ancillary Agreements and the instruments and certificates delivered by Seller at the Closing. This representation shall not limit or otherwise affect any of the representations or warranties made by Seller in this Agreement.

ARTICLE VII

Covenants of Seller

Except and to the extent Buyer may otherwise permit in writing, Seller covenants and agrees as follows:

7.1 Access. Between the date of this Agreement and the Closing, Seller shall give to Buyer, its officers, agents, employees, counsel, accountants, engineers and other representatives, reasonable access to the premises and books and records relating to the System and, to the extent permitted by Law, cause Seller’s employees to furnish to Buyer such information related to the System as Buyer shall from time to time reasonably request for the purposes of preparing for the transition of the System to Buyer or any other reasonable purpose relating to the transactions contemplated by this Agreement; provided, however, that any such investigation shall be conducted (a) during normal business hours and (b) in such a manner as not to interfere with the operation of the System. Notwithstanding the foregoing, (i) no environmental sampling or other testing may be performed without Seller’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned, and (ii) Buyer will not contact any employee, customer or supplier of Seller with respect to this Agreement without the prior written consent of Seller, which consent will not be unreasonably withheld, delayed or conditioned. Buyer acknowledges that any information made available to Buyer pursuant to this Section 7.1 is subject to the terms of the Non-Disclosure Agreement and Section 8.3.

7.2 Conduct of Business Pending Closing. Except as contemplated on Schedule 7.2, until the Closing, Seller shall continue to operate the System and conduct the Business in the ordinary course of business, consistent with past practice or in accordance with the current operating budget for the Business (as disclosed to Buyer). Seller shall use commercially reasonable efforts to preserve a business relationship with the customers of the Business, Governmental Entities, employees and others having business relations with Seller in connection with the System. Without limiting the generality of the foregoing, Seller shall:

(a) Use, preserve and maintain the System and the other Acquired Assets on a basis consistent with past practice and keep the Acquired Assets, in all material respects, in good working condition, ordinary wear and tear excepted;

(b) Continue to maintain the insurance covering the Acquired Assets in effect as of the date of this Agreement;

(c) Pay all debts and obligations incurred by it in the operation of the System in the ordinary course of business consistent with past practice;

(d) Not commit any act or omit to do any act, nor permit any act or omission to act, which effectuates or may cause an amendment to, or a breach or termination of (excluding any expiration due to the passage of time, in which case Seller shall consult with Buyer and, on Buyer’s reasonable request, Seller shall use its commercially reasonable efforts to extend the term of any such agreement on terms and conditions reasonably acceptable to Buyer), any of the Material Acquired Contracts; provided that anything in this Agreement notwithstanding, Seller shall be allowed to review, modify and enter into programming agreements (other than retransmission consent agreements for the carriage of broadcast television station signals) in the ordinary course of business; provided further that anything in this Agreement notwithstanding, prior to entering into any Contract that would be a Material Acquired Contract hereunder if it were in existence on the date hereof, Seller shall consult with Buyer in advance and provide Buyer with reasonably sufficient time under the circumstances to provide input as to the substance of such Contract, and, in the event that Seller elects to enter into any such Contract that Buyer does not believe (and Buyer has informed Seller prior to Seller’s execution thereof that Buyer does not believe) to be in the best interests of the Business, then nothing herein shall prohibit Seller from entering into such Contract, but Seller shall use commercially reasonable efforts to enter into such Contract on a month-to-month basis;

(e) Maintain the books, accounts and records with respect to the Acquired Assets and the System in the usual manner and on a basis consistent with past practice and maintain its accounting practices and policies and the application thereof (except as may be required in accordance with GAAP (but excluding allocations for accounting, legal, marketing overhead and other corporate overhead);

(f) Not enter into any agreement or agreements (or discussions regarding any such agreement) for the sale of any of the Acquired Assets, except for sales of Equipment provided that any item of Equipment sold shall be replaced with an item of Equipment of like value and quality;

(g) Not decrease any of the rates for customers of the Business; provided, however, that this Agreement shall not preclude Seller from (i) seeking rate increases proposed by Seller and approved by Buyer (it being understood and agreed that Buyer’s approval will not be unreasonably conditioned, delayed or withheld), or (ii) decreasing rates required by applicable Laws or in connection with marketing programs proposed by Seller and approved by Buyer (it being understood and agreed that Buyer’s approval will not be unreasonably conditioned, delayed or withheld);

(h) Bill and collect from customers of the Business on a basis consistent with past practices and take such other actions in the ordinary course of business as previously conducted to preserve all customers of the Business, including making ordinary marketing, advertising and promotional expenditures;

(i) Promptly inform Buyer in writing of any event, individually or in the aggregate, that would be reasonably expected to result in a Material Adverse Effect or that would cause any of Seller’s representations and warranties set forth in Article V to be untrue;

(j) Maintain Inventory and spare equipment for the System in a manner adequate to support customer service levels and such Inventory, supplies, spare parts and spare equipment shall be of such quality and quantity as are consistent with Seller’s past practice;

(k) Maintain capital expenditures in the ordinary course of business and as necessary to comply with the Franchise and all Material Permits and fulfill installation requests in the ordinary course of business;

(l) Not create, assume or permit to exist any Lien (including leases and licenses granted by Seller to a Third Party) upon any Acquired Assets except for Permitted Liens;

(m) Continue to engage advertisers of the Business in a manner that is consistent with past practice;

(n) Not agree or commit to take any action inconsistent with the foregoing; and

(o) Timely notify Buyer of and, at Buyer’s timely request discuss, all planned material sales and marketing programs, including without limitation, all new sales offers, discount plans or customer retention plans.

7.3 Further Assurances. Subject to the terms and conditions of this Agreement, Seller shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements and the other documents and instruments to be delivered pursuant hereto.

7.4 Confidentiality. Seller covenants and agrees that it will not make use of or divulge, or permit any of its agents or employees to make use of or divulge, any Acquired Intellectual Property, except as permitted by the Intellectual Property Agreement, or any Customer Proprietary Information. The obligations contained in this Section 7.4 are in addition to and independent of the obligations contained in the Non-Disclosure Agreement. Seller covenants and agrees that it shall not retain any Acquired Records in its possession.

7.5 Risk of Loss

(a) The risk of any loss, damage or impairment, confiscation or condemnation of any of the Acquired Assets from any cause whatsoever, including, without limitation, any loss or damage to, or impairment of the operations, financial condition or results of operations related to the foregoing, shall be borne by Seller at all times prior to the Closing Time. Seller shall promptly notify Buyer in the event of any loss, damage or impairment, confiscation or condemnation of any of the Acquired Assets from any cause whatsoever (other than incidental loss incurred and consistent with past experience in connection with conducting the Business) prior to the Closing Time. Such notice shall report the loss or damage incurred, the cause thereof (if known) and the insurance coverage related thereto.

(b) In the event of any damage or destruction of any Acquired Assets prior to the Closing Time, with respect to which the actual cost to repair or replace such Acquired Assets and to restore the services provided thereby to their levels immediately prior to such event (the “Normal Business Level”) (collectively, the “Total Losses”) is reasonably estimated to be more than the Basket Amount, and if such Acquired Assets have not been repaired, restored or replaced to their prior condition and the System’s normal and usual operation and the Normal Business Level have not been resumed by the Closing Date, Buyer may elect at its option:

(i) to consummate the Closing (assuming all conditions set forth in Articles IX and X have been met or waived by the applicable Party) and complete the restoration and replacement of such damaged Acquired Assets after the Closing Date, in which event (A) Seller shall deliver to Buyer all insurance proceeds received from a Third Party, if any, received in respect of such Total Losses, to the extent such proceeds were not already expended by Seller in connection with remedying such Total Losses (such expenditure to be in reasonable and documented amounts) and (B) Seller shall reimburse Buyer for all reasonable and documented expenses and costs relating to the Total Losses, to the extent not covered by the insurance proceeds from Third Parties remitted in the preceding clause (i); provided that Seller shall not be obligated to pay more than the Basket Amount pursuant to this Section 7.5(b)(i)(B); or

(ii) to delay the Closing until such Acquired Assets are repaired or restored to their prior condition and the System’s normal and usual operation and the Normal Business Level is resumed; provided, that in no event may the Closing be delayed pursuant to this Section 7.5(b) beyond the End Date; and provided, further, that, to the extent such Acquired Assets are not so repaired or restored as of the Closing, Seller shall remit to Buyer the amounts contemplated by clause (i) above.

The exercise by Buyer of any of its rights, pursuant to clause (b)(i) and/or (b)(ii) above shall not constitute a waiver of any conditions to Closing or of any other rights or remedies available to Buyer pursuant to this Agreement.

(c) In the event of any damage or destruction of any Acquired Assets prior to the Closing Time or any other event with respect to which the cost to repair, restore and cover the Total Losses is reasonably estimated to be less than the Basket Amount, Seller shall promptly take all actions necessary to repair and restore the Acquired Assets to their prior condition by the Closing Date so as to resume the System’s normal and usual operation and the Normal Business Level; provided, that Seller shall not be obligated to pay more with respect to such repair or restoration than the sum of (x) the Basket Amount and (y) all insurance proceeds received from a Third Party, if any, in respect of such Total Losses pursuant to this Section 7.5(c). The exercise by Buyer of any of its rights pursuant to this Section 7.5(c) shall not constitute a waiver of any conditions to Closing or of any other rights or remedies available to Buyer pursuant to this Agreement.

7.6 Third-Party Consents.

(a) Seller shall give all notices to Governmental Entities and any other Person required to be given by it under the Material Acquired Contracts or otherwise in connection with the transactions contemplated hereby. In order to facilitate the orderly assignment and transfer of all rights and privileges necessary to own and operate the Business, and to facilitate the securing of all Consents, other than with respect to the New Franchise, Seller shall proceed after the execution of this Agreement to prepare, file and prosecute each request and application therefor together with such information as may be necessary and appropriate to effect such Consents. Seller shall on a timely basis cooperate and work with Buyer to obtain all other Consents from the appropriate Third Party. Seller shall consult with Buyer and provide Buyer and its agents with the opportunity to review and comment with respect to all notices, filings, submissions and consent solicitations made in connection with securing any Consents prior to delivery to the Third Party whose consent is sought, and at Buyer’s reasonable request, Seller shall discuss with such Third Party any suggestions made by Buyer with respect to the substance of any such notices, filings, submissions and consent solicitations.

(b) Seller shall use its commercially reasonable efforts to obtain all Consents as expeditiously as possible and, to the extent not obtained by the Closing, Seller shall continue to use its commercially reasonable efforts to obtain such Consents for six months after the Closing. During this six-month time period and pending or in the absence of any such Consent, the Parties shall cooperate with each other in any reasonable and lawful arrangements to provide to Buyer the benefits and liabilities of use of such Acquired Contract. Without Buyer’s prior written consent, no such Consent shall (at such time or in the future) impose any additional adverse restrictions or obligations on Buyer, other than as described in Section 8.1, or include any adverse change to the terms or benefits of the underlying instrument other than immaterial restrictions, obligations or changes. If, notwithstanding their commercially reasonable efforts, Buyer and Seller are unable to obtain such Consents, Seller shall not be liable to Buyer for breach of the covenants set forth in this Section 7.6 (but Buyer shall have no obligation to effect the Closing unless the condition set forth in Section 10.3 hereof shall have been satisfied or waived). Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall require Seller to pay any funds (other than its usual or customary attorneys fees, consulting fees, filing fees or other normal costs of doing business) or to give any other consideration in order to obtain any Consent, provided, however, that Seller shall be solely responsible for and shall pay all fees imposed by a Governmental Entity incurred in connection with obtaining the Consents, other than any fees imposed by the Franchising Authority or anyone acting on its behalf in connection with the New Franchise which shall be solely the responsibility of Buyer.

(c) Seller shall use commercially reasonable efforts to cooperate fully with Buyer in Buyer’s efforts to obtain the New Franchise and will help to arrange and facilitate Buyer’s negotiations with the Franchising Authority or any other Governmental Entity and other Third Parties with respect to the New Franchise.

(d) Seller may elect, in its sole discretion, to satisfy any monetary obligation imposed by a contract party by reducing the Purchase Price by the amount thereof, as determined by the mutual agreement of Buyer and Seller, each acting reasonably (in which case the amount of such monetary obligation shall be paid by Buyer).

(e) Seller shall, at its sole cost and expense, obtain new Permits with respect to any railroad crossings necessary for the continued placement of the System’s distribution facilities as in place at Closing (the “Railroad Permits”), which Railroad Permits shall either be on the standard form used by such railroad or otherwise in form and substance reasonably acceptable to Buyer.

7.7 Interim Financial Statements. Within 10 days following the date hereof, Seller shall provide Buyer with true, complete and correct copies of the Aging Reports and unaudited balance sheet and statements of operations for the System for each monthly period between the date of the Financial Statements and the month ending immediately prior to the date of this Agreement. Not later than 15 days after the end of each month following the date hereof and through and until the Closing, Seller shall prepare and deliver to Buyer an updated Aging Report and unaudited balance sheet and statements of operations for the System, each as of the end of and for each calendar month following the date hereof (collectively, the “Interim Financial Statements”). Such Interim Financial Statements will be prepared in good faith, consistent with past practice, using reasonable assumptions, but excluding all allocations for accounting, legal, marketing overhead and other corporate overhead), from the consolidated books and records of account of Seller, which have been prepared in accordance with GAAP and are kept in the normal course of business. The Interim Financial Statements will fairly and accurately reflect in all material respects the financial position, results of operations, income and cash flows of the System as of such dates and for the periods then ended.

7.8 Payroll Taxes. For purposes of payroll taxes with respect to all Employees of Seller that become employees of Buyer, Seller shall not act in a manner inconsistent with Buyer’s treatment of the transactions contemplated hereby as a transaction described in Treasury Regulation Sections 31.3121(a)(1)-I(b)(2) and 31.3306(b)(1)-(1)(b)(2). Seller shall timely pay all payroll taxes with respect to the Employees relating to all periods prior to the Closing Time.

7.9 Accounts Receivable. Seller will write off an entire customer account if such customer account contains an Account Receivable which is 61 days or more past due, with the number of days past due being determined from the due date stated on the bill for which the applicable billing relates (and if no due date is stated then the first day of the period to which such billing relates); provided, however, that the Seller will not write off an Account Receivable with an amount which is 61 days or more past due if such amount does not relate to Broadcast Basic Service.

7.10 Lien and Judgment Searches. Seller will obtain, at its expense within 10 days prior to the Closing Date, and will provide to Buyer (a) the results of a lien search conducted by a professional search company of records in the offices of the Secretary of State of the State of California, and county clerks in each county where there exists any real property or tangible personal property included in the Assets, and in the State and county where Seller is organized and its principal offices are located, including true, complete and correct copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company and (b) the results of a search of the dockets of the clerk of each federal and state court sitting in the city, county or other applicable political subdivision where the principal office or any material assets of Seller may be located, with respect to judgments, orders, writs or decrees against or affecting Seller or any of the Assets.

7.11 Estoppel Certificates. Prior to Closing, Seller shall use its commercially reasonable efforts (which in no case shall include the payment of funds, excluding back rental amounts or other payments required to cure a breach or default) to obtain estoppel certificates for each lease pursuant to which the Leased Real Property is leased in a form reasonably acceptable to Buyer and its lenders.

7.12 Title Policies. Buyer will have the option to obtain, at its own expense, commitments to issue title insurance policies and surveys. Seller shall deliver such reasonable affidavits as are required by Buyer’s title company in order to delete the standard printed exceptions relating to mechanics liens and the interests of other parties in possession.

7.13 Customer Privacy Policies. Prior to Closing, Seller shall deliver to the customers of the Business a privacy policy governing the collection and use of information by Seller and its Affiliates, which policy shall be in accordance with the Cable Act and the rules and regulations of the FCC.

7.14 Transition Services Agreement. The Parties agree to enter into negotiations promptly following the date of this Agreement in order to reach agreement on the form of Transition Services Agreement to be entered into by and between the Parties. The Parties agree to conduct such negotiations in good faith for a minimum of thirty (30) days in order to reach agreement with respect to terms upon which Seller would provide transition services to Buyer (including the use of Seller’s service marks, billing transition services, website support, answering service, and other services reasonably requested by Buyer) in order to assist Buyer in connection with the transition of the Business from Seller to Buyer.

ARTICLE VIII

Covenants of Buyer

Except and to the extent Seller may otherwise permit in writing, Buyer covenants and agrees as follows:

8.1 Third-Party Consents.

(a) Buyer will pursue the grant of a new franchise from the City of Cerritos, California with such new franchise to have at least a ten (10) year term and to provide Buyer with substantially the same rights and privileges that Seller enjoys under the Franchise (the “New Franchise”). The Parties acknowledge that the willingness of the Franchising

Authority to grant the New Franchise may be contingent upon Buyer (i) meeting certain standards (including those established or employed by the Franchising Authority as permitted under Section 621(a)(4)(C) of the Communications Act and utilized to assure the Franchising Authority that Buyer has the financial, technical and legal qualifications to provide cable service) (collectively, the “Standards”), and (ii) providing the Franchise Authority with the Upgrade Commitment and evidence of Buyer’s financing (the “Assurances”). In order to satisfy the Franchise Authority that Buyer is willing and able to satisfy the Standards and the Assurances, Buyer agrees (x) to make and maintain the Upgrade Commitment and to provide the Franchising Authority with reasonable documentation and information regarding the same, and (y) to deliver to the Franchising Authority professional biographies and descriptions of experience of the principals of Buyer together with a description of Buyer’s other cable television system operations and a description of Buyer’s relationship with its equity and debt sources ((x) and (y) collectively being, the “New Franchise Commitments”). If the Franchising Authority determines not to issue the New Franchise, and Buyer has failed to provide or has withdrawn the New Franchise Commitments, then Seller, upon written notice to Buyer, shall be entitled to terminate this Agreement, whereupon Seller immediately shall be paid the Deposit in full pursuant to Section 11.3(b). Buyer and Seller agree that the payment of the Deposit, as contemplated in the preceding sentence, constitutes liquidated damages and not a penalty, and has been arrived at between them as a reasonable estimate of actual damages in light of the difficulty of determining with certainty the actual damages that Seller would suffer by reason of Buyer’s failure to make and maintain the New Franchise Commitments. If Buyer has made and maintained the New Franchise Commitments through the earlier of the date of determination by the Franchising Authority or the End Date, but the Franchising Authority nonetheless does not grant the New Franchise for any reason or no reason whatsoever, including a determination that Buyer does not satisfy the Standards and Assurances, then either Party shall have the right to terminate this Agreement without penalty, Seller shall not be entitled to the payment of the Deposit pursuant to this Section 8.1(a), and the Deposit shall be immediately paid to Buyer.

(b) Buyer shall use its commercially reasonable efforts to obtain all Consents as expeditiously as possible and, to the extent not obtained by the Closing, Buyer shall continue to use its commercially reasonable efforts to obtain such Consents for six months after the Closing. During this six-month time period and pending or in the absence of any such consent, authorization or approval, the Parties shall cooperate with each other in any reasonable and lawful arrangements to provide to Buyer the benefits and liabilities of the use of such Acquired Contract. Buyer shall use commercially reasonable efforts to satisfy the concerns, if any, of the Franchising Authority or other Governmental Entity or other Third Parties as to Buyer’s ability to perform pursuant to the New Franchise and the Material Acquired Contracts, excluding any concerns relating to Seller’s operation of the System. If, notwithstanding their commercially reasonable efforts, Buyer and Seller are unable to obtain any Consent, Buyer shall not be liable to Seller for breach of the covenants set forth in this Section 8.1 (but Seller shall have no obligation to effect the Closing unless the condition set forth in Section 9.3 hereof shall have been satisfied or waived).

(c) Buyer shall cooperate fully with Seller in obtaining any necessary Consents. Buyer shall use its commercially reasonable efforts to attend such meetings as

Seller may reasonably request in connection with obtaining the Consents, and Buyer shall provide such financial information as Third Parties may reasonably request in connection with the review of the requested Consent. Buyer acknowledges that it may need to enter into direct agreements with Governmental Entities or other Third Parties. Buyer shall bear any and all costs arising with respect to the performance of the New Franchise.

8.2 Discharge of Assumed Liabilities. From and after the Closing Time, Buyer shall pay, perform and discharge the Assumed Liabilities relating to the System as they become due, including, without limitation, the discharge and performance when due of each and every obligation of Seller to be satisfied or performed on or after the Closing Time under the Acquired Contracts and which constitutes an Assumed Liability. Buyer shall not, without Seller’s consent, which shall not be unreasonably withheld, delayed or conditioned by Seller, renew or extend (by action or inaction) any Acquired Contract, other than any Bulk Agreement or Right of Entry Agreement, unless Seller and Verizon Media Ventures Inc., if applicable, have been released from all of their respective obligations under such Acquired Contract by all parties to such Acquired Contract.

8.3 Confidentiality. Buyer covenants and agrees that until three years after the date of the Closing, it will not, directly or indirectly, except in connection with the transactions contemplated hereby or in conducting the business of operating the System as proposed to be conducted by Buyer, or to the extent required by Law, regulatory process or proceeding or Court Order (provided prior timely notice has been provided to Seller to permit Seller to limit such disclosure or to seek appropriate protective orders), make use of or divulge, or permit any of its agents or employees to make use of or divulge, nonpublic information concerning the business, financial or other affairs of or any of the methods of doing business used by Seller or any of its Affiliates except as otherwise permitted in the Intellectual Property Agreement as assigned to Buyer pursuant to the Assignment of Intellectual Property Agreement. The obligations contained in this Section 8.3 are in addition to and independent of the obligations contained in the Non-Disclosure Agreement and in the Intellectual Property Agreement. Notwithstanding the foregoing, this Section 8.3 shall not restrict Buyer’s use of any Acquired Asset, Buyer’s use of any financial statements relating to the Business prepared by the Buyer’s auditor or otherwise restrict Buyer’s ability to comply with Federal securities laws.

8.4 Access. Subject to Section 7.4 and Section 14.2, Seller shall, for a period of three years from the Closing, have access to, and the right to copy, at its expense, for bona fide business purposes and during usual business hours upon reasonable prior notice to Buyer, all books and records relating to the operation of the System prior to the Closing, to the extent such books and records were transferred to Buyer. Buyer shall retain and preserve all such books and records for such three year period. Buyer may discard or destroy any such books or records, provided that Buyer shall so notify Seller and allow Seller, within 30 days of such notification, to elect to take possession of such books and records.

8.5 Bonds, Letters of Credit, Etc. Buyer shall use commercially reasonable efforts, and execute and deliver all commercially reasonable documents, to ensure that as of the Closing Time, Buyer has in place the bonds, letters of credit, indemnity agreements and similar instruments necessary to operate the System.

8.6 Further Assurances. Subject to the terms and conditions of this Agreement, Buyer will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements and the other documents and instruments to be delivered pursuant hereto.

8.7 Intellectual Property. Subject to the rights and licenses expressly granted to Buyer pursuant to the Assignment of Intellectual Property Agreement, Buyer shall promptly return or destroy and shall not use any Intellectual Property, including any Third Party Intellectual Property, Software or Excluded Marks, of which Buyer acquires possession in connection with the Acquired Assets and which is not Acquired Intellectual Property.

8.8 Vehicles. Promptly after the Closing, Buyer shall file the appropriate vehicle title applications and registrations to change the name of the titled owner on each vehicle title certificate and change the motor vehicle registration (with respect to license plate information) on each vehicle being transferred to Buyer from Seller at the Closing pursuant to this Agreement. Buyer agrees that it shall remove and destroy Seller’s existing license plates from all vehicles received upon the earlier of receipt of new license plates or 60 days following the Closing. Seller shall reasonably cooperate with Buyer and sign vehicle title certificates.

8.9 Payroll Taxes. For purposes of payroll taxes with respect to all Employees of Seller that become employees of Buyer, Buyer shall treat the transactions contemplated hereby as a transaction described in Treasury Regulation Sections 31.3121(a)(1)-1(b)(2) and 31.3306(b)(1)-1(b)(2).

ARTICLE IX

Conditions to Seller’s Obligations

The obligation of Seller to consummate the Closing shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions unless waived by Seller in writing:

9.1 Buyer’s Representations and Warranties. Each representation and warranty made by Buyer in Article VI hereto shall be true, complete and correct in all material respects on and as of the Closing Date (disregarding for such purposes any qualifications as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) with the same effect as though each such representation or warranty had been made or given on and as of the Closing Date, other than (i) representations and warranties made as of a specific date, which shall be true, complete and correct as of such specific date, and (ii) any breach of a representation or warranty that does not materially and adversely impact Buyer’s ability to consummate the transactions contemplated hereby.

9.2 Buyer’s Covenants. Buyer shall have performed and complied, in all material respects, with all of the covenants set forth herein which are to be performed or complied with by it before or as of the Closing Time.

9.3 Consents. The Material Consents listed on Schedule 9.3 (the “Required Consents”) shall have been obtained; provided, that Seller shall not have the benefits of this condition in respect of any Required Consent that is waived by Buyer pursuant to

Section 10.3 if the failure to obtain such Required Consent would not result in any material liability to Seller or would not cause Seller to materially violate any Law.

9.4 Buyer’s Deliveries. Buyer shall have executed and delivered to Seller the Buyer Ancillary Agreements and the other documents and items referred to in Article XIII hereof.

9.5 No Proceedings. No action, suit or proceeding shall be pending or threatened by or before any Governmental Entity to enjoin, restrain, prohibit or obtain substantial damages in respect of the transfer of the System or the Acquired Assets as contemplated by this Agreement or the Ancillary Agreements, or which would prevent or make illegal the consummation of any transactions contemplated by this Agreement.

ARTICLE X

Conditions to Buyer’s Obligations

The obligation of Buyer to consummate the Closing shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions unless waived by Buyer in writing (it being agreed that any such written waiver shall also constitute an irrevocable waiver by Buyer with respect to, and Buyer’s agreement to hold Seller harmless against, any breach, violation or non-compliance by Seller of all representations, warranties, covenants and agreements of Seller that were the subject of such waived condition):

10.1 Seller’s Representations and Warranties. Each representation and warranty made by Seller in Article V hereof shall be true, complete and correct in all respects on and as of the Closing Date (disregarding for such purposes any qualifications as to “materiality” or “Material Adverse Effect” set forth in such representations or warranties) with the same effect as though each such representation and warranty had been made or given on and as of the Closing Date other than (i) representations and warranties made as of a specific date, which shall be true, complete and correct as of such specific date, and (ii) any breach of a representation or warranty that individually or in the aggregate has not had, or would or would not reasonably be expected to have, a Material Adverse Effect (it being agreed that the Parties proceeding to effect the Closing shall not, in the absence of a written waiver by Buyer, constitute a waiver by Buyer with respect to, and shall not reduce or otherwise affect Seller’s obligations herein to indemnify and hold Buyer harmless against, any such breach of or non-compliance with a representation, warranty, covenant or agreement of Seller.

10.2 Seller’s Covenants. Seller shall have performed and complied, in all material respects, with all of the covenants set forth herein which are to be performed by or complied with by it before or as of the Closing Time.

10.3 Consents. The Required Consents shall have been obtained in form and substance reasonably satisfactory to Buyer.

10.4 Seller’s Deliveries. Seller shall have executed or shall have caused its Affiliates to execute, as applicable, and delivered to Buyer the Seller Ancillary Agreements and the other documents referred to in Article XII hereof.

10.5 No Proceedings. No action, suit or proceeding shall be pending or threatened by or before any Governmental Entity to enjoin, restrain, prohibit or obtain substantial damages in respect of the transfer of the System or the Acquired Assets as contemplated by this Agreement or the Ancillary Agreements, or which would prevent or make illegal the consummation of any transactions contemplated by this Agreement or the Ancillary Agreements.

10.6 Statutes, Proceedings, Etc. No statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted or promulgated from and after the date hereof and no action or proceeding shall have been brought by the Franchising Authority or other Governmental Entity, or shall be pending which would or would reasonably be expected to (i) prevent Buyer from holding or operating the Acquired Assets to provide multi-channel video services or cable programming services or (ii) impose material limitations on the ability of Buyer effectively to acquire, hold or operate and conduct the Business.

10.7 FIRPTA Affidavit. Seller shall have furnished Buyer with a certificate stating that Seller is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2).

10.8 New Franchise. Buyer shall have obtained the New Franchise in form and substance satisfactory to Buyer.

10.9 Manhole Access Agreement. Buyer shall have obtained an assignment of the Manhole Access Agreement as provided on Schedule 10.9.

10.10 Lease Extension. The Lease for the Leased Property located at 13100 Alondra Boulevard, Suite 104, Cerritos, California, as amended (the “Headend Lease”) shall be extended in accordance with Schedule 10.10.

ARTICLE XI

Closing and Termination

11.1 Closing.

(a) Upon receipt of the Required Consents, Seller shall designate by written notice to Buyer the date for the closing (the “Closing”) of the sale and transfer of the Acquired Assets and Assumed Liabilities; provided, however, that the date of the Closing must be at least 10 days after the date of the written notice to Buyer setting the date of the Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles IX and X, the Closing will take place on the date established in accordance with this Section 11.1(a). The Closing will take place at the offices of Morris, Manning & Martin, LLP, 1600 Atlanta Financial Center, 3343 Peachtree Road, NE, Atlanta, Georgia 30326, at 10:00 a.m. Atlanta, Georgia time on such date. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) Seller and Buyer shall meet on the date preceding the Closing Date at the offices of Seller to conduct a pre-Closing at which all deliveries to be made at the Closing will be reviewed by the parties and placed in escrow. At 11:59 p.m. California time on the date preceding the Closing Date, Seller shall terminate its operation of the System. At 12:01 a.m. California time (the “Closing Time”) on the Closing Date, Buyer shall commence operation of the System. At 10:00 a.m. on the Closing Date Atlanta, Georgia time:

(i) all instruments and payments held in escrow shall be distributed and disbursed to the Parties, and all deliverables required to be delivered under Article XII and XIII shall be delivered;

(ii) The Escrow Agent shall return the interest, dividends and other amounts earned on the Deposit to Buyer;

(iii) Buyer shall make the payments to, and on behalf of, Seller as contemplated by Section 4.2(b)(i) and 4.2(b)(ii);

(iv) The Escrow Agent, on behalf of Buyer and in partial payment of the Cash Payment, shall fund the Post-Closing Escrow by transferring at the direction of Seller $500,000.00 in immediately available funds from the Deposit to an account designated by the Escrow Agent; and

(v) contingent upon such matters occurring, the Closing shall be consummated.

11.2 Termination. This Agreement (and the transactions contemplated hereby) may not be terminated except as follows:

(a) Upon the mutual written consent of Seller and Buyer;

(b) By Seller, upon and effective as of the date of written notice to Buyer, if Seller is not then in material default of any of its representations, warranties or obligations under this Agreement, if Buyer is in material breach of this Agreement and such breach has not been cured within ten days following the delivery of notice thereof to Buyer;

(c) By Buyer, upon and effective as of the date of written notice to Seller, if Buyer is not then in material default of any of its representations, warranties or obligations under this Agreement, if Seller is in material breach of this Agreement and such breach has not been cured within ten days following the delivery of notice thereof to Seller;

(d) By either party in accordance with and subject to the terms of Section 8.1(a); or

(e) By either Party, if the Closing has not occurred on or before August 15, 2005 (the “End Date”).

11.3 Effect of Termination.

(a) Upon the termination of this Agreement in accordance with Section 11.2 hereof, and except as set forth in

Section 11.3(b) below, the Parties shall be relieved of any further obligations or liability under this Agreement that are the subject of a termination except that in the case of a termination of this Agreement prior to the Closing occurring, only (1) the confidentiality obligations contained in Section 7.4 (with respect only to confidential information regarding Buyer) and Section 8.3 (with respect only to confidential information regarding Seller), (2) the confidentiality obligations under the Non-Disclosure Agreement, and (3) the expense allocation provisions under Section 16.1 shall survive such termination; provided, that, nothing herein shall relieve any Party from its obligations for a breach of this Agreement occurring prior to such termination.

(b) Upon termination by Seller pursuant to Sections 8.1(a) and 11.2(d) or any termination pursuant to 11.2(b), Seller shall be entitled to retain the entire Deposit as reimbursement for its out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, and Seller shall be paid the Deposit in accordance with the terms of the Escrow Agreement. Upon any termination by Buyer pursuant to Sections 8.1(a) and 11.2(d) or any termination pursuant to Section 11.2(a), (c), or (e), Buyer shall be entitled to the return of the entire Deposit and all interest, dividends and other amounts earned thereon, and Buyer shall be paid such amounts in accordance with the terms of the Escrow Agreement. Notwithstanding anything to the contrary set forth in Sections 15.3 or 16.11, the receipt of the Deposit by Seller shall constitute liquidated damages to Buyer in respect of all claims and shall be the sole and exclusive remedy available to Seller upon a termination under Sections 8.1(a), 11.2(b) or 11.2(d). In the event the Parties disagree as to whether a proper termination has occurred under Section 11.2, neither Buyer nor Seller will be entitled to the payment of, nor shall the Escrow Agent be obligated to disburse, the Deposit or any interest, dividends or other amounts earned thereon until the Escrow Agent has received (i) joint written instructions from Buyer and Seller directing the Escrow Agent to disburse all or a portion of the Deposit and any income earned thereon to Buyer or Seller as the case may be, or (ii) a copy of an arbitrator’s final decision directing the disposition of the Deposit and income thereon.

(c) Notwithstanding anything to the contrary contained herein, the provisions of this Section 11.3, Article XV and Article XVI shall survive any termination of this Agreement.

ARTICLE XII

Seller’s Deliveries at Closing

At the Closing, Seller shall deliver the following to Buyer:

12.1 Bring-Down Certificate. A bring-down certificate executed by an executive officer of Seller certifying that the conditions specified in Sections 10.1, 10.2, 10.3 and, to such executive officer’s knowledge after reasonable inquiry, 10.5, have been satisfied.

12.2 Secretary’s Certificate. A certificate executed on behalf of Seller by Seller’s Secretary or Assistant Secretary certifying as to the incumbency, and authenticating the signatures of, officers executing this Agreement and certificates delivered hereunder on behalf of Seller, and certifying as to the adoption and continuing effect of appropriate resolutions authorizing Seller’s execution, delivery and performance of this Agreement and the Ancillary Agreements.

12.3 Ancillary Agreements. The Seller Ancillary Agreements duly executed by Seller.

12.4 Seller Non-Compete Agreement. The non-competition agreement duly executed by Seller, Knology, Inc. and Buyer in substantially the form of Exhibit E (the “Seller Non-Compete Agreement”).

ARTICLE XIII

Buyer’s Deliveries at Closing

At the Closing, Buyer shall deliver the following to the Seller:

13.1 Purchase Price. The Purchase Price shall be delivered at the Closing in accordance with Section 4.2(b).

13.2 Bring-Down Certificate. A bring-down certificate executed by an executive officer of Buyer certifying that the conditions specified in Sections 9.1 and 9.2 and, to such executive officer’s knowledge after reasonable inquiry, Section 9.5, have been satisfied.

13.3 Secretary’s Certificate. A certificate executed on behalf of Buyer by an authorized signatory of Buyer certifying as to the incumbency, and authenticating the signatures of, officers executing this Agreement and certificates delivered hereunder on behalf of Buyer, and certifying as to the adoption and continuing effect of appropriate resolutions authorizing Buyer’s execution, delivery and performance of this Agreement and the Ancillary Agreements.

13.4 Buyer Ancillary Agreements. The Buyer Ancillary Agreements duly executed by Buyer.

13.5 Seller Non-Compete Agreement. The Seller Non-Compete Agreement duly executed by Buyer.

ARTICLE XIV

Tax Matters

14.1 Filing of Returns. In connection with the preparation and filing of Tax Returns as of and after the Closing Date, Buyer and Seller shall cooperate and exchange information as reasonably required to accomplish the matters contemplated by this Article XIV.

14.2 Access to Books and Records. After the Closing Date, upon reasonable notice, and subject to Section 7.4 and Section 8.3 hereof (as applicable to each Party), each Party will give to the representatives, employees, counsel and accountants of the other Party, access, during normal business hours, to records relating to periods prior to or including the Closing Date, and will permit such persons to examine and copy such records, in each case to the extent reasonably requested by the other Party in connection with and for the purpose of Tax and financial reporting matters, audits, legal proceedings, governmental investigations and other business purposes relating to the transfer of the System and any Acquired Assets (including such financial information and any receipts evidencing payment of Taxes as may be requested by Seller to substantiate any claim for Tax credits or refunds); provided, however, that nothing herein will obligate any Party to take actions that would unreasonably disrupt the normal course of its business or violate the terms of any Contract to which it is a party or to which any of its assets is subject. The Parties agree to maintain any Tax Records for a period of seven (7) years from the Closing Date; and without limiting the foregoing, Buyer agrees to retain and preserve all books and records pertaining to the operation of the System prior to the Closing Date, to the extent such books and records were transferred to Buyer, for a period of three (3) years after the Closing Date. Buyer may discard or destroy any such books and records, provided that Buyer shall so notify Seller and allow Seller, within thirty (30) days of such notification, to elect to take possession of such books and records. Seller and Buyer will cooperate with each other in the conduct of any Tax audit or similar proceedings involving or otherwise relating to the System or the Business (or the income therefrom or assets thereof) with respect to any Tax, and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 14.2. and Section 14.3.

14.3 Indemnification for Taxes.

(a) In accordance with the provisions of Article III, and subject to Section 14.4 and Section 14.5, Seller agrees to indemnify and hold harmless Buyer, its Affiliates, successors and permitted assigns from and against any and all Indemnifiable Losses incurred or suffered by Buyer arising from (i) any Taxes (other than Taxes that are Assumed Liabilities) of Seller or its Affiliates or Taxes attributable to the operation of the System or ownership of the Acquired Assets for all Tax periods (or portions thereof) ending on or prior to the Closing Date, (ii) any breach of the representations contained in Section 5.10(a) or (iii) the failure of Seller to perform any of the agreements or undertakings made by Seller in this Article XIV.

(b) In accordance with the provisions of Article III, and subject to Section 14.4 and Section 14.5, Buyer agrees to indemnify and hold harmless Seller, its Affiliates, successors and permitted assigns from and against any and all Indemnifiable Losses incurred or suffered by Seller arising from (i) any Taxes that are Assumed

Liabilities of Buyer or its Affiliates or Taxes attributable to the operation of the System or ownership of the Acquired Assets for all Tax periods (or portions thereof) ending after the Closing Date, or (ii) the failure of Buyer to perform any of the agreements or undertakings made by Buyer in this Article XIV.

(c) Any Party seeking indemnification under this Article XIV (the “Tax Indemnitee”) shall give the other Party (the “Tax Indemnitor”) written notice of any audit, proposed adjustment or assessment, or proceeding by a Tax authority involving Taxes for which the Tax Indemnitee intends to seek indemnification no later than 20 business days after receipt of notice of such proceeding by the Tax Indemnitee; provided, however, that the failure of the Tax Indemnitee to so notify the Tax Indemnitor shall not preclude any indemnity hereunder unless and to the extent that such failure has materially and adversely affected the Tax Indemnitor’s contest rights with respect to the proceeding. At its cost, the Tax Indemnitor shall have the right to control and settle such proceeding; provided, however, that to the extent the Tax Indemnitor is not liable under this Article XIV for the entire amount of the Tax relating to such proceeding, at the Tax Indemnitee’s option, (i) the Tax Indemnitor shall have the right to control the proceeding at its cost and to settle such proceeding with the written approval of the Tax Indemnitee (which approval shall not be unreasonably withheld), (ii) the Tax Indemnitee shall have the right to control the proceeding at its cost and to settle such proceeding with the written approval of the Tax Indemnitor (which approval shall not be unreasonably withheld), or (iii) the Tax Indemnitor and Tax Indemnitee shall jointly control and share the cost and mutually agree on a settlement of such proceeding.

(d) Neither Party shall be entitled to indemnification relating to Taxes unless the claim for indemnification is asserted in writing within one year following the final determination of (including the expiration of the time to appeal) any audit examination, investigation or other proceeding relating to the Taxes for which indemnification is sought.

(e) Notwithstanding anything to the contrary in this Agreement, the obligations imposed by this Article XIV shall survive until the expiration of 60 days following the expiration of the applicable statute of limitations for assessment and collection of each Tax; provided, however, that in the event that a notice of claim for indemnity pursuant to this Article XIV is made during such period, indemnity with respect to such claim shall survive until such time as the claim is finally resolved.

14.4 Transaction Taxes. Notwithstanding any other provision in this Agreement, Seller shall be solely responsible for and shall pay 100% of any sales, use, stamp, transfer, documentary, registration, business and occupation and other similar taxes (including related penalties (civil or criminal), additions to tax and interest) imposed by any Governmental Entity with respect to the transfer of the System and any Acquired Assets to Buyer but not including any income, capital gains, gross profits or other similar taxes based on the income or receipts of such Party (“Transaction Taxes”), regardless of whether the Tax authority seeks to collect such taxes from Seller or Buyer. Seller shall be responsible for administering the payment of such Transaction Taxes. Seller shall give prompt written notice to Buyer of any proposed adjustment or assessment of any Transaction Taxes with respect to the transactions contemplated hereby and in the Ancillary Agreements. In any proceedings, whether formal or informal, Seller shall permit Buyer to participate in the defense of such proceeding with respect to such Transaction Taxes, and shall take all actions and execute all documents required to allow such participation.

14.5 Tax Prorations. Notwithstanding any other provision in this Agreement, as to the System and other Acquired Assets acquired by Buyer, Seller and Buyer shall apportion the liability for real and personal property taxes, ad valorem taxes, franchise fees or taxes or other similar periodic Taxes (“Periodic Taxes”) for all Tax periods including but not beginning or ending on the Closing Date (all such periods of time being hereinafter called “Proration Periods”). The Periodic Taxes described in this Section 14.5 shall be apportioned between Seller and Buyer as of the Closing Date, with Buyer liable for that portion of the Periodic Taxes equal to the Periodic Tax for the Proration Period multiplied by a fraction, the numerator of which is the number of days remaining in the Proration Period including and after the Closing Date, and the denominator of which is the total number of days covered by the Proration Period. Seller shall be liable for that portion of the Periodic Taxes for the Proration Period for which Buyer is not liable under the preceding sentence. Buyer and Seller shall pay or be reimbursed for real and personal property taxes (including instances in which such property taxes have been paid before the Closing Date) on this prorated basis. If a payment on a tax bill is due after the Closing, the Party that is legally required to make such payment shall make such payment and promptly forward an invoice to the other Party for its pro rata share, if any. If the other Party does not pay the invoice within 30 calendar days of receipt, the amount of such payment shall bear interest at the rate of 6% per annum. The Party responsible for paying a Tax described in this Section 14.5 shall be responsible for administering the payment of (and any reimbursement for) such Tax. For purposes of this Section 14.5, the Proration Period for ad valorem taxes and real and personal property taxes shall be the fiscal period for which such taxes were assessed by the Tax jurisdiction.

14.6 Tax Refunds. Any Tax refunds (including any interest related thereto) received by Buyer, its Affiliates or successors relating to Tax periods (or portions thereof) ending on or prior to the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such amount within 5 business days of receipt thereof. Buyer shall, if Seller so reasonably requests and at Seller’s direction and expense, file or cause its Affiliates to file for and obtain any Tax refunds with respect to Tax periods or portions thereof ending prior to the Closing Date.

ARTICLE XV

Indemnification

15.1 Survival of Representations, Warranties and Covenants.

(a) All covenants in this Agreement shall survive the Closing and remain in full force and effect indefinitely (unless any such covenant by its terms terminates as of an earlier date). The representations and warranties contained in Section 5.1, Section 5.2, Section 5.15, Section 6.1, Section 6.2 and Section 6.7 will survive the Closing and remain in full force and effect indefinitely. Except as otherwise provided in this Agreement, each of the other representations and warranties contained in Article V and Article VI will terminate, without further action, on the date which is 18 months following the Closing Date except for Sections 5.10(a) and 5.14, which representations and warranties shall continue until expiration of their respective statutes of limitations (the “Expiration Date”).

(b) This Article XV will survive any termination of this Agreement and the indemnification contained in this Article XV will survive the Closing and shall remain in effect:

(i) indefinitely, with respect to any indemnifiable claim related to the breach of any covenant or the breach of any representation or warranty which pursuant to Section 15.1(a) survives indefinitely,

(ii) indefinitely, with respect to any indemnifiable claim arising under or related to Indemnifiable Losses pursuant to Sections 15.2(a)(iii) or pursuant to Sections 15.2(b)(iii); and

(iii) until the Expiration Date for any indemnifiable claims that are not specified in any of the preceding clauses.

Unless a claim for indemnification with respect to any alleged breach of any representation or warranty is asserted by notice given as herein provided that identifies a particular breach and the underlying facts relating thereto, which notice is given within the applicable period of survival for such representation or warranty, such claim may not be pursued and is irrevocably waived after such time. Without limiting the generality or effect of the foregoing sentence, no claim for indemnification with respect to any representation or warranty will be deemed to have been properly made except (i) to the extent it is based upon a Third Party Claim, such indemnification claim is made or brought prior to the expiration of the survival period for such representation or warranty, or (ii) to the extent based on Indemnifiable Losses incurred by an Indemnitee, such indemnification claim is made or brought prior to the expiration of the survival period for such representation or warranty. For purposes of clarity, claims asserted in writing before the applicable period of survival for such representation or warranty terminates shall be deemed timely made regardless of whether litigation or arbitration proceedings are commenced by such date. Notwithstanding anything to the contrary in this Agreement, if either party makes a claim for indemnification in writing and in accordance with the terms of this Agreement with respect to any alleged breach under Section 15.2(a)(i) or Section 15.2(b)(i) prior to the Expiration Date as provided by Section 15.1(a), the indemnification contained in this Article XV with respect to such claim shall remain in effect for so long as the Indemnitee suffers Indemnifiable Losses as the result of such claim.

15.2 Indemnification.

(a) Following the Closing, and subject to the other sections of this Article XV, Seller will indemnify, defend and hold harmless Buyer and its Affiliates and their respective directors, officers, and agents from and against all Indemnifiable Losses, relating to, resulting from or arising out of:

(i) any inaccuracy in or breach of any of the representations and warranties made by Seller in Article V of this Agreement or any Seller Ancillary Agreement;

(ii) a breach by Seller of any covenant or agreement of Seller contained in this Agreement or any Seller Ancillary Agreement; and

(iii) any of the Excluded Liabilities.

(b) Following the Closing, and subject to the other sections of this Article XV, Buyer will indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers and agents from and against all Indemnifiable Losses relating to, resulting from or arising out of:

(i) any inaccuracy in or breach of any of the representations or warranties made by Buyer in Article VI of this Agreement or any Buyer Ancillary Agreement;

(ii) a breach by Buyer of any covenant or agreement of Buyer contained in this Agreement or any Buyer Ancillary Agreement; and

(iii) any of the Assumed Liabilities.

(c) Payments made under Article XIV or this Section 15.2 shall be treated by Buyer and Seller as purchase price adjustments and Buyer and Seller shall file all Tax Returns consistent with such treatment. Notwithstanding anything to the contrary contained herein, Buyer and Seller shall not be indemnified or reimbursed for any Tax consequences arising from the receipt or accrual of an indemnity payment hereunder including any Tax consequences arising from adjustments to the basis of any asset resulting from an adjustment to the Purchase Price, or any additional or reduced Taxes resulting from any such basis adjustment. As between Buyer and Seller, upon the settlement or resolution of any claim for indemnification by Buyer while the Post-Closing Escrow remains held by the Escrow Agent, Buyer and Seller agree to provide joint written instructions to the Escrow Agent regarding the disbursement of funds to the applicable Party, all in accordance with the Escrow Agreement.

15.3 Limitations on Liability.

(a) For purposes of this Agreement:

(i) “Indemnification Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement,

(ii) “Indemnitee” means any Person or entity entitled to indemnification under this Agreement, provided, however, that any claim for a pre-Closing breach by Seller of a covenant or an agreement contained in this Agreement must be brought by Buyer within 18 months after the Closing Date; and

(iii) “Indemnifying Party” means any Person or entity required to provide indemnification under this Agreement, and

(iv) “Indemnifiable Losses” means any losses, liabilities, damages, costs, assessments, fines, interest, penalties, deficiencies and other obligations and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) actually incurred in connection with any actual or threatened (provided that any such threats are in writing) actions, suits, demands, assessments, judgments and settlements, in any such case (x) reduced by the amount of insurance proceeds actually recovered from any Person or entity with respect thereto and (y) excluding any such losses, liabilities, damages, costs and expenses to the extent that the underlying liability or obligation is the result of the gross negligence or willful misconduct of the Indemnitee.

(b) As between Seller and any Affiliate of Seller, on the one hand, and Buyer and any Affiliate of Buyer, on the other hand, the remedies, rights and obligations set forth in this Article XV, Section 14.3 (Indemnification for Taxes), and Sections 11.2 and 11.3 (Termination) will be the exclusive remedies, rights and obligations with respect to the liabilities and obligations referred to in Section 15.2(a)(i) and 15.2(b)(i) and any breach of the representations or warranties set forth in this Agreement or the Ancillary Agreements, except with respect to matters of fraud. Without limiting the foregoing, as a material inducement to entering into this Agreement, to the fullest extent permitted by Law, each of the Parties waives any claim or cause of action that it otherwise might assert, and any breach of the representations or warranties set forth in this Agreement or the Ancillary Agreements, except for claims or causes of action brought under and subject to the terms and conditions of this Article XV, Section 14.3 (Indemnification for Taxes), and Sections 11.2 and 11.3 (Termination).

(c) Except as provided by Section 15.7, notwithstanding any other provision of this Agreement or of any applicable Law, no Indemnitee will be entitled to indemnification for a claim against an Indemnifying Party for any Indemnifiable Losses arising out of or relating to any inaccuracy of representations or warranties under Sections 15.2(a)(i) or 15.2(b)(i) until the aggregate amount of Indemnifiable Losses incurred by such Indemnitee exceeds $100,000 (all amounts up to and including such amount, the “Basket Amount”); provided however, that in the event the aggregate amount of Indemnifiable Losses incurred by such Indemnitee exceeds the Basket Amount, then the Indemnifying Party shall not be liable for the Basket Amount but shall be liable for the Indemnifiable Losses incurred by such Indemnitee that exceed the Basket Amount but subject to Section 15.3(d).

(d) Notwithstanding any other provision of this Agreement, the indemnification obligations of Seller under Section 15.2(a)(i) or the indemnification obligation of Buyer under Section 15.2(b)(i) will not exceed an amount equal to 50% of the Purchase Price, respectively (the “Cap Limitation”); provided, however, Seller’s indemnification obligations under Section 15.2(a)(i) as they relate to Seller’s representation of holding good and marketable title to the Acquired Assets pursuant to the third sentence of Section 5.6 shall be limited to 100% of the Purchase Price. Either Party shall be obligated to provide indemnification for all Indemnifiable Losses that may be asserted pursuant to Sections 15.2(a)(ii), 15.2(a)(iii), 15.2(b)(ii) and 15.2(b)(iii), as applicable.

(e) No Indemnifying Party shall be liable to or obligated to indemnify any Indemnitee hereunder for any punitive or exemplary damages, or any consequential, special or multiple damages, except to the extent such damages have been recovered by a third person (including a Governmental Entity) and are the subject of a Third Party Claim for which indemnification is available under this Article XV.

(f) Seller and Buyer shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

15.4 Defense of Claims.

(a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Third Party (a “Third Party Claim”) against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of notice of such Third Party Claim; provided, however, that the failure of the Indemnitee to so notify the Indemnifying Party shall only relieve the Indemnifying Party from its obligation to indemnify the Indemnitee pursuant to this Article XV to the extent that the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise). Upon receipt of notification of a Third Party Claim, the Indemnifying Party shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof; provided, however, that the Indemnifying Party shall not have the right to control the defense unless and until the Indemnifying Party agrees in writing to indemnify the Indemnitee with respect to such Third Party Claim, subject to the applicable limitations set forth herein. Whether or not the Indemnifying Party elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof; provided, however, that the Indemnitee shall pay the fees and disbursements of such separate counsel unless (i) the employment of such separate counsel has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has failed to assume the defense of such Third Party Claim within a reasonable time after receipt of notice thereof, or (iii) the named parties to the proceeding in which such claim, demand, action or cause of action has been asserted include both the Indemnifying Party and such Indemnitee and, in the reasonable judgment of counsel to such Indemnitee, there exists one or more defenses that may be available to the Indemnitee that are not available to or are in conflict with those available to the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for the fees and disbursements of more than one counsel for all Indemnified Parties in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances. Without the prior written consent of the Indemnitee, the

Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee unless such settlement includes as an unconditional term thereof the release of the Indemnitee from all liability in respect of such Third Party Claim. If a settlement offer solely for money damages is made by the applicable third party claimant (which offer provides for a full and unconditional release of the Indemnitee), and the Indemnifying Party notifies the Indemnitee in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnitee, the Indemnitee may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnitee declined to accept plus the Indemnifiable Losses of the Indemnitee relating to such Third Party Claim through the date of its rejection of the settlement offer or (B) the aggregate Indemnifiable Losses of the Indemnitee with respect to such claim.

(b) Any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the incurrence thereof, provided, however, that the failure of the Indemnitee to notify the Indemnifying Party shall only relieve the Indemnifying Party from its obligation to indemnify the Indemnitee pursuant to this Article XV to the extent that the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise). The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such claim. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article XV.

(c) If, after the making of any Indemnification Payment, the amount of the Indemnifiable Loss to which such payment relates is reduced by actual recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction (less any costs, expenses, premiums or Taxes incurred in connection therewith) will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnification Payment, the Indemnifying Party will, to the extent of such Indemnification Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnification Payment relates; provided that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss, and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, all claims of the Indemnifying Party against any such third party on account of said Indemnification Payment will be subrogated and subordinated in right of payment to the Indemnitee’s rights against such third party. Without limiting the generality or effect of any other provision of this Article XV, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

(d) The Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse the Indemnitee for all expenses incurred in connection with any Third Party Claim, as such expenses are incurred by such Indemnitee; provided, however, that such expenses shall be refunded to the extent that such expenses arose primarily from the gross negligence, bad faith or willful misconduct of such Indemnitee.

15.5 No Indemnifiable Claims Resulting From Governmental Entity Action. Buyer has no indemnifiable or otherwise compensable claim that any of Seller’s representations or warranties in Article V is inaccurate, or that any covenant or agreement has been breached, if such claim is predicated on any new Law or any action or order enacted or taken by a Governmental Entity after the Closing and that is effective retroactively for periods of time prior to the Closing; provided that Seller had no Knowledge of such Law, action or order prior to the Closing.

15.6 Infringement.

(a) Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to defend, indemnify or hold harmless Buyer or any of its Affiliates from damages, costs or expenses resulting from any obligation, suit or proceeding based upon any claim that any activity subsequent to the Closing Time engaged in by Buyer, a customer of Buyer’s or anyone claiming under Buyer constitutes direct or contributory infringement, misuse or misappropriation of or inducement to infringe any Third Party Intellectual Property.

(b) Buyer shall defend, indemnify and hold harmless Seller and any of its Affiliates from and against any and all Indemnifiable Losses resulting from any obligation, proceeding or suit based upon any claim alleging or asserting direct or contributory infringement, misuse or misappropriation of or inducement to infringe by, Seller or any of its Affiliates of any Third Party Intellectual Property to the extent that such claim is based on, or would not have arisen but for, activity conducted or engaged in subsequent to the Closing Time by Buyer, a customer of Buyer’s or anyone claiming under Buyer.

15.7 Inapplicability to Taxes. This Article XV shall not apply with respect to Tax matters, including indemnification of the Parties for Taxes, which liability shall be governed by Article XIV hereof.

ARTICLE XVI

Miscellaneous

16.1 Expenses. Except as otherwise expressly provided for elsewhere in this Agreement, each Party hereto shall pay its own expenses and costs relating to the negotiation, execution and performance of this Agreement. Except as provided in Section 7.6 and Section 8.1, Seller and Buyer shall each bear all of its cost and expense incurred in securing the appropriate Consents in respect of the assignment of the Acquired Contracts.

16.2 Governing Law. This Agreement shall be governed by the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable conflicts of law principles. Buyer and Seller irrevocably submit to the exclusive jurisdiction of any Delaware state court and any United States Federal court located in Delaware (collectively the “Delaware Courts”) for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the Ancillary Agreements or any transaction contemplated hereby or thereby. Buyer and Seller further agree that service of any process, summons or notice at the addresses set forth in

Section 16.3 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which they have submitted to jurisdiction as set forth above. Buyer and Seller irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby in the Delaware Courts and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Except to the extent required to enforce any order (including any order for injunctive relief, award or judgment of or by the Delaware Courts), Buyer and Seller agree not to pursue any legal action against the other Party in respect of the transactions contemplated hereby or by the Ancillary Agreements or in any manner related thereto other than in the Delaware Courts.

16.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when personally delivered by hand, by overnight courier (such as FedEx) or transmitted by facsimile or (ii) five days after having been mailed, certified or registered mail, with postage prepaid addressed as follows (or to such other person or address as the Party to receive such notice may have designated from time to time by notice in writing pursuant hereto):

If to Seller:	Knology Broadband of California, Inc. 1241 O.G. Skinner Drive West Point, Georgia 31833 Attn: General Counsel Fax Number: (706) 645-0148

With a copy to:	Morris, Manning & Martin, LLP 3343 Peachtree Road, N.E. 1600 Atlanta Financial Center Atlanta, Georgia 30326 Attn: Terresa R. Tarpley, Esq. Fax Number: (404) 365-9532

If to Buyer:	WaveDivision Holdings, LLC 401 Kirkland Park Place, Suite 410 Kirkland, WA 98033 Attention: Steven Weed, Chief Executive Officer Facsimile No.: (425) 576-8221
With a copy to:	Cairncross & Hempelmann, P.S. 524 Second Avenue, Suite 500 Seattle, WA 98104 Attention: James A. Penney, Esq. Facsimile No.: (206) 587-2308
and a copy to:	Sandler Capital Management 767 Fifth Avenue, 45th Floor New York, NY 10153 Attention: William A. Bianco, Esq. Facsimile No.: (212) 826-0280

16.4 Definition of Agreement. Unless the context clearly otherwise requires, as used herein, the term “Agreement” means this Agreement and the Schedules and Exhibits hereto. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, paragraph or other subdivision.

16.5 Headings, Gender. The headings to Articles and Sections of this Agreement are for reference only and shall not be used in construing or interpreting the provisions hereof or otherwise affect the meaning hereof. The use of the neuter pronoun “it” shall also refer to, as appropriate, the masculine and/or feminine gender. The use of the singular herein shall, where appropriate, be deemed to include the plural and vice versa.

16.6 Counterparts; Third Party Beneficiaries. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. No provision of this Agreement, other than as expressly provided in the indemnification provisions of Articles XIV and XV, is intended to (i) confer upon any Person other than the Parties hereto and their successors and permitted assigns, any rights or remedies hereunder, (ii) relieve or discharge the obligation or liability of any third party or (iii) give any third party any right of subrogation or action against Seller or Buyer.

16.7 Modifications. Any modification, amendment or waiver of or with respect to any provision of this Agreement or any agreement, instrument or document delivered pursuant hereto shall not be effective unless it shall be in writing and signed by Seller and Buyer and shall designate specifically the terms and provisions so modified.

16.8 Schedules. Any matter disclosed on any Schedule hereto shall be deemed to be disclosed on any other Schedule hereto to which such matter, on its face, clearly applies.

16.9 Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but (except as provided for in this Section 16.9) neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the others. Notwithstanding the previous sentence, any Party may assign this Agreement or any Ancillary Agreement, or any interest herein or therein, (a) in connection with a change of control, merger or reorganization of such Party or a sale of all or substantially all of such Party’s stock, membership interests or assets or (b) to any Affiliate of such Party, provided that the assignee of such Party agrees in writing to be bound by the provisions of this Agreement. For the sake of clarity, and without limitation, Buyer and its permitted transferees may transfer the obligation to purchase the System and any Ancillary Agreement to any subsidiary of Buyer, provided that such transferee agrees in writing to be bound by the provisions of this Agreement and any applicable Ancillary Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their respective successors and assigns.

16.10 Public Announcements. Except for communications by Seller to customers of the Business, and subject to Section 7.6, Seller and Buyer will consult with each other before issuing or prior to the issuance by any Affiliate of, and will provide each other the opportunity to review and comment upon, any press release or other public statements (or relevant portions thereof) relating to the transactions contemplated by this Agreement and shall not issue, and shall ensure that their respective Affiliates shall not issue, any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The obligations contained in this Section 16.10 shall be the exclusive obligations of the Parties with respect to the confidentiality of the terms and conditions of this Agreement and such matters shall not be subject to the Non-Disclosure Agreement (which shall otherwise remain in full force and effect).

16.11 Right to Specific Performance. The Parties acknowledge that the unique nature of the transactions contemplated by this Agreement may render money damages an inadequate remedy for the breach by either Party of its obligations under this Agreement, provided that Seller acknowledges that Buyer’s forfeiture of the Deposit to Seller under the terms of Section 11.3 shall constitute liquidated damages and Buyer’s forfeiture of the Deposit to Seller shall be Seller’s sole remedy. Each Party agrees that in the event of such breach, (i) the non-breaching Party may, upon proper action instituted by it, be entitled to seek a decree of specific performance of this Agreement, and (ii) such rights are cumulative and in addition to any other remedy to which the Parties may be entitled at law or equity.

16.12 Bulk Sales Laws. Buyer and Seller waive compliance with applicable Laws under any version of Article 6 of the Uniform Commercial Code adopted by any state or any similar Law relating to the sale of inventory, equipment or other assets in bulk in connection with the sale of the System.

ARTICLE XVII

Employee Matters

17.1 Buyer’s Offers. Prior to the Closing, Buyer may (but shall not be obligated to) make written offers of employment (which offers shall be contingent upon and effective only as of the Closing) to Employees on such terms and conditions as may be determined by Buyer in its sole discretion; provided, however, that Buyer shall not make offers to the Employees or other Persons, if any, who are specifically designated as “excluded Employees” on Schedule 5.13(d), and provided further, however, that without Seller’s prior written consent, Buyer shall not make any such offer less than fifteen (15) days prior to Closing to any Employee to whom Buyer had not previously made an offer of employment pursuant to this Section 17.1. Nothing in this Agreement shall create, or shall be construed to create, an obligation on behalf of Buyer to hire any Employee or an obligation of Seller to continue to employ an Employee from the date of this Agreement until the Closing, and no Employee shall be a third party beneficiary of this Agreement.

17.2 Employment Status. Buyer shall have no obligation with respect to Employees who are not hired by Buyer as contemplated by Section 17.1, it being acknowledged and agreed that Seller may, in its discretion, continue to employ such Employees as of and after the Closing Date.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have executed this Agreement as of the date first above written.

KNOLOGY BROADBAND OF CALIFORNIA, INC.

By:	/s/ Rodger L. Johnson
Name:	Rodger L. Johnson
Title:	President & CEO

WAVEDIVISION HOLDINGS, LLC

By:	/s/ Steve B. Weed
Name:	Steve B. Weed
Title:	CEO

Knology, Inc. hereby joins in this Agreement for the limited purpose of guaranteeing payment when due by Seller of amounts agreed by Seller, or finally determined, to be due from Seller pursuant to (a) Seller’s obligations, if any, to make payments as adjustments to the Purchase Price upon the terms and conditions set forth in Section 4.4, (b) Seller’s indemnification obligations contained in Section 15.2 upon the terms and conditions set forth therein, and (c) Seller’s obligations, if any, under Section 11.3 upon termination of this Agreement.

KNOLOGY, INC.

By:	/s / Rodger L. Johnson
Name:	Rodger L. Johnson
Title:	President & CEO